                                                                    EXHIBIT 99.1


                 SUBJECT TO COMPLETION -- DATED AUGUST 6, 2001


                             INFORMATION STATEMENT

                                  VIALTA, INC.

                DISTRIBUTION OF APPROXIMATELY 50,577,964 SHARES

                            OF CLASS A COMMON STOCK


     This information statement is being furnished to you in connection with the distribution by ESS Technology, Inc. to holders of its common stock of approximately 50,577,964 shares of Vialta, Inc. Class A common stock representing approximately 56% of the outstanding capital stock of Vialta. The shares of Vialta Class A common stock to be distributed represent all of the Vialta shares currently held by ESS.



     In connection with the distribution, Vialta recapitalized its capital stock into two classes of common stock: Class A and Class B. Holders of Class A common stock are entitled to 3.8 votes per share on all matters to be voted on by the stockholders. Holders of Class B common stock are entitled to one vote per share on all matters to be voted on by the stockholders.



     Each holder of ESS common stock will receive 1.182 shares of Vialta Class A common stock for every share of ESS common stock held on July 23, 2001, which was the record date for the distribution. The distribution will be effective at 12:01 a.m. on or about August 14, 2001.


     ESS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ESS A PROXY.

     No shareholder approval of the distribution is required or sought. You will not be required to pay for the shares of Vialta Class A common stock to be received by you in the distribution, or to surrender or to exchange shares of ESS common stock in order to receive Vialta Class A common stock, or to take any other action in connection with the distribution.


     Vialta cannot predict the trading market for its stock. However, it is possible that a limited trading market, known as a "when issued" trading market, may develop before the distribution. Vialta will not file an application for listing on either a stock exchange or The Nasdaq Stock Market. Instead, Vialta expects that after the distribution trades of shares of its Class A common stock will be reported on the OTC Bulletin Board under the symbol "VLTA."



     ESS IS SEEKING A RULING FROM THE INTERNAL REVENUE SERVICE THAT THE DISTRIBUTION WILL QUALIFY AS A TAX-FREE DISTRIBUTION, AND ESS WILL NOTIFY YOU IF A FAVORABLE RULING IS OBTAINED. ESS CANNOT, HOWEVER, ASSURE YOU THAT IT WILL BE ABLE TO OBTAIN A FAVORABLE RULING. IF ESS FAILS TO RECEIVE SUCH A RULING, OR THE DISTRIBUTION OTHERWISE FAILS TO QUALIFY AS A TAX-FREE DISTRIBUTION, THE DISTRIBUTION WILL BE TAXABLE TO YOU IF YOU ARE A UNITED STATES SHAREHOLDER. ACCORDINGLY, PLEASE CAREFULLY CONSIDER THE DESCRIPTION OF THE POTENTIAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION DESCRIBED UNDER THE CAPTION "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION" BEGINNING ON PAGE 6.



     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 10.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

     SHAREHOLDERS OF ESS WITH INQUIRIES RELATED TO THE DELIVERY OF THE DISTRIBUTION SHARES SHOULD CONTACT ESS' TRANSFER AGENT, MELLON INVESTOR SERVICES, OVERPECK CENTRE, 85 CHALLENGER ROAD, RIDGEFIELD PARK, NJ 07660, TELEPHONE (800) 522-6645 (DOMESTIC) OR +1 (201) 329-8354 (INTERNATIONAL), TDD
(800) 232-5469 (DOMESTIC) OR +1 (201) 329-8354 (INTERNATIONAL), OR SEND AN EMAIL TO MELLON INVESTOR SERVICES AT SHRRELATIONS@MELLON-INVESTOR.COM.

                                     NEEDHAM & COMPANY
                                     FINANCIAL ADVISER


           The date of this information statement is August 6, 2001.

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About the Distribution................   ii
Summary.....................................................    1
The Distribution............................................    5
Risk Factors................................................   10
Special Note Regarding Forward-Looking Statements...........   25
Dividend Policy.............................................   25
Selected Consolidated Financial Data........................   26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   28
Business....................................................   34
Management..................................................   39
Related Party Transactions..................................   47
Principal Stockholders......................................   52
Description of Capital Stock................................   54
Transfer Agent and Registrar................................   57
Where to Find Additional Information About Vialta...........   57
Index to Consolidated Financial Statements..................  F-1

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Q: WHAT IS THE PLANNED TRANSACTION?


A: ESS Technology, Inc. plans to effect a spin-off of its majority-owned subsidiary, Vialta, Inc., by distributing to ESS shareholders all of the approximately 50,577,964 shares of Vialta Class A common stock currently held by ESS. Immediately following the planned distribution, the holders of the distributed shares will own approximately 56% of the outstanding shares of Vialta capital stock, while the remaining outstanding shares of Vialta capital stock will be held by existing Vialta stockholders.


Q: WHY IS ESS DISTRIBUTING ITS SHARES IN VIALTA?

A: ESS believes that its shareholders will benefit from the distribution of Vialta shares for the following reasons:

   - ESS will avoid being in direct competition with certain of its customers by way of Vialta's expected product line;

   - Vialta's ability to raise capital funding in the future is expected to be facilitated by its existence as a stand-alone company;

   - financial markets will be able to better analyze and value both ESS and Vialta as separate stand-alone entities; and

   - both ESS and Vialta will be better able to recruit and retain employees through incentive compensation plans tied directly to the performance of each of their respective businesses.


   To review the reasons for the distribution in greater detail, see pages 5 and
   6. We note that achieving these anticipated benefits is subject to certain risks discussed on pages 10 to 24.


Q: WHAT DO I NEED TO DO NOW?

A: You need not take any action in order to receive shares of Vialta Class A common stock in the distribution. You are not required to surrender any shares of ESS common stock in connection with the distribution.

Q: WHAT ARE THE U.S. TAX CONSEQUENCES OF THE DISTRIBUTION?


A: The U.S. federal income tax treatment of your receipt of Vialta Class A common stock will depend on whether or not the distribution qualifies as a tax-free distribution under the Internal Revenue Code. On July 6, 2001, ESS applied for a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution. ESS cannot assure you that a favorable ruling will be obtained. If ESS is able to obtain a favorable ruling from the IRS and the distribution qualifies as a tax-free distribution, then you should not recognize any income or gain as a result of the distribution. If a favorable IRS ruling is not obtained, ESS will treat the distribution as a taxable distribution and you may recognize income or gain for U.S. federal income tax purposes, as described under the heading "The Distribution -- U.S. Federal Income Tax Consequences of the Distribution" beginning on page 6. As a result of this uncertainty, you should discuss the potential tax consequences of the distribution to you with your own financial or other tax advisor in order to determine, among other things, whether you will have sufficient cash to pay any tax liability in the event the distribution is taxable and whether you should consider selling all or a portion of the shares you receive in the distribution to cover the tax liability. In addition, because of the lack of liquidity generally applicable to stocks reported on the OTC Bulletin Board, you should be aware that it may take a substantial amount of time to sell your shares after you give your broker a sell order. Further, even if you are able to sell all or a portion of your shares, the proceeds from the sale may not be sufficient to cover your tax liability if the value of the shares has declined significantly since the date of distribution. ESS will notify you of the IRS' response to its ruling request. To review the tax consequences in greater detail, see pages 6 to 8.

Q: WHAT WILL HAPPEN TO MY EXISTING ESS COMMON STOCK?

A: ESS common stock will continue to trade on The Nasdaq National Market under the symbol "ESST." The distribution will not affect the number of outstanding shares of ESS common stock or any rights of ESS shareholders.

Q: WHY IS ESS DISTRIBUTING THE SHARES PRIOR TO RECEIVING A TAX RULING FROM THE IRS?

A: ESS believes the benefits to its shareholders associated with the spin-off outweigh the potential tax liability to ESS and its shareholders. Therefore, ESS has decided to distribute the shares of Class A common stock whether or not the distribution will be tax-free. Because of the risk that the distribution will be taxable and that it will likely take up to six months to receive a ruling from the IRS, ESS has determined that the distribution should be made prior to receipt of a revenue ruling from the IRS in the event that the market value of Vialta's shares increases while the ruling request is pending.

Q: HOW MANY SHARES OF VIALTA CLASS A COMMON STOCK WILL I RECEIVE?


A: You will receive 1.182 shares of Vialta Class A common stock for each share of ESS common stock you held on July 23, 2001, the record date of the distribution. ESS will not issue fractional shares; instead fractional shares will be rounded up to the nearest whole share.


Q: WHAT IS THE DIFFERENCE BETWEEN VIALTA'S CLASS A COMMON STOCK AND CLASS B
   COMMON STOCK?

A: Vialta has two classes of authorized common stock: Class A common stock and Class B common stock. The two classes have different voting rights. Holders of Class A common stock will be entitled to 3.8 votes per share on all matters to be voted upon by the stockholders. Holders of Class B common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. You will receive shares of Class A common stock in the distribution. All Vialta stockholders prior to the distribution, other than ESS, will continue to hold Class B common stock after the distribution. Vialta has divided its common stock into two classes with disparate voting rights in order to facilitate ESS' compliance with the requirements for a tax-free distribution.

Q: WILL VIALTA'S COMMON STOCK REMAIN DIVIDED INTO TWO CLASSES IF ESS DOES NOT
   RECEIVE A FAVORABLE TAX RULING?

A: No. Each share of Class A common stock and each share of Class B common stock will be automatically converted into one share of non-classified Vialta common stock upon the earliest to occur of the following:

   - a ruling by the IRS that the distribution is a taxable event;

   - the abandonment by ESS of its request for a ruling from the IRS that the distribution is a non-taxable event; or

   - if ESS has not received a ruling from the IRS that the distribution is a non-taxable event, then June 30, 2002.

   After such conversion, the holder of each share of Vialta common stock will be entitled to one vote per share.

Q: WHERE CAN I TRADE THE VIALTA CLASS A COMMON STOCK I RECEIVE?


A: Vialta does not intend to file an application for listing on either a stock exchange or The Nasdaq Stock Market for its Class A common stock. Instead, Vialta expects that trades of shares of its Class A common stock will be reported on the OTC Bulletin Board under the symbol "VLTA."

Q: WHAT IS THE OTC BULLETIN BOARD?


A: The OTC Bulletin Board is a quotation service that displays quotes, last-sale prices and volume information regarding over-the-counter (OTC) equity securities. An OTC equity security generally is any equity security that is not listed or traded on The Nasdaq Stock Market or a national securities exchange.



   The OTC Bulletin Board is only a quotation medium, not an issuer listing service, and should not be confused with The Nasdaq Stock Market. Market makers for OTC Bulletin Board securities generally are required only to match up willing buyers and sellers. Generally, market makers are not required to purchase securities directly from willing sellers or sell securities directly to willing buyers. For this and other reasons, the trading markets for OTC equity securities are generally significantly less liquid than the trading markets for securities listed on The Nasdaq Stock Market or a national securities exchange and therefore there may be a substantial delay in execution of trades. In addition, an active trading market in Vialta's Class A common stock may not develop.


Q: WHAT RECENT STEPS HAVE ESS AND VIALTA TAKEN IN ANTICIPATION OF THE
   DISTRIBUTION?


A: In order to prepare for Vialta's existence as an entity separate from ESS after the distribution, the following transactions have occurred:


   - Vialta, formerly a California corporation, reincorporated in Delaware on May 25, 2001;


   - Vialta was recapitalized on July 24, 2001, pursuant to which:


     -- Vialta separated its outstanding capital stock into two classes: Class A common stock with 3.8 votes per share and Class B common stock with one vote per share; and

     -- ESS received one share of Class A common stock for each share of Vialta capital stock it held and all other Vialta stockholders received 1.1 shares of Class B common stock for each share of Vialta capital stock they held;


   - Vialta established a nonstatutory stock option plan, under which it will grant to ESS optionees immediately prior to the distribution an aggregate of approximately 9,822,136 shares of Class A common stock on terms that mirrored the terms of those optionees' existing ESS options;



   - Prior to the distribution, ESS will transfer to Vialta approximately 9,822,136 shares of Class A common stock to be issued upon exercise of options that will be granted by Vialta to ESS optionees or otherwise returned to treasury stock; and



   - Vialta will enter into a series of separation agreements with ESS prior to the distribution, which will contain the terms of Vialta's separation from ESS and their ongoing business relationships. To review the terms of the separation agreements in greater detail, see pages 47 to 50.


Q: WHAT ABOUT FUTURE DIVIDENDS?

A: Vialta has never paid cash dividends and does not expect that it will pay any cash dividends in the foreseeable future.

Q: WHEN IS THE DISTRIBUTION EXPECTED TO BE COMPLETED?


A: ESS anticipates that it will distribute its shares of Vialta Class A common stock on or about August 14, 2001.


Q: WHO CAN I CALL WITH QUESTIONS?

A: If you have any questions about the distribution, please call Vialta's investor relations department at (510) 492-1980 or ESS' investor relations department at (510) 492-1080.

                                    SUMMARY

     This summary highlights information contained in other parts of this information statement. You should read the entire information statement carefully, including "Risk Factors" and the financial statements and related notes.

Distributing Company..........   ESS Technology, Inc., a California corporation,
                                 designs, markets and supports semiconductor solutions for multimedia applications in the Internet, PC and consumer marketplaces.


Distributed Company...........   Vialta, Inc., a Delaware corporation, has
                                 developed a multi-featured DVD player that offers Internet access and expects to offer additional products from its "Digital Home
                                 System" platform, as well as a complementary system for the delivery of home entertainment content. See "Business" beginning on page 34.



Distribution Ratio............   1.182 shares of Vialta Class A common stock,
                                 par value $0.001 per share, for every one share of ESS common stock.



Shares to be Distributed......   Approximately 50,577,964 shares of Vialta Class
                                 A common stock will be distributed by ESS to its shareholders, representing approximately
                                 56% of Vialta's capital stock and all of the Class A common stock held by ESS at the time of the distribution. Holders of shares of Class A common stock are entitled to 3.8 votes per share on all matters to be voted on by the stockholders.



Other Vialta Shares...........   Existing Vialta stockholders hold 40,580,375
                                 shares of Vialta's Class B common stock.
                                 Holders of Class B common stock are entitled to one vote per share on all matters to be voted on by Vialta stockholders.


Record Date...................   July 23, 2001 (close of business).


Distribution Date.............   On or about August 14, 2001.


No Fractional Shares..........   No fractional shares of Vialta Class A common
                                 stock will be distributed; instead fractional shares will be rounded up to the nearest whole share.


Certain Tax Consequences......   The U.S. federal income tax treatment of your
                                 receipt of Vialta common stock will depend on whether or not the distribution qualifies as a tax-free distribution under the Internal
                                 Revenue Code. On July 6, 2001, ESS applied for a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution. ESS cannot assure you that a favorable ruling will be obtained.
                                 If ESS is able to obtain a favorable ruling from the IRS and the distribution qualifies as a tax-free distribution, then you should not recognize any income or gain as a result of the distribution. If a favorable IRS ruling is not obtained, ESS will treat the distribution as a taxable distribution and you may recognize income or gain for U.S. federal income tax purposes, as described under the heading "The
                                 Distribution -- U.S. Federal Income Tax
                                 Consequences of the Distribution" beginning on page 6. ESS will notify you of the IRS' response to its ruling request.

Trading Market and Symbol.....   Vialta does not intend to file an application
                                 for listing on either a stock exchange or The
                                 Nasdaq Stock Market. Instead, Vialta expects that trades of shares of its Class A common stock will be reported on the OTC Bulletin
                                 Board under the symbol "VLTA." Vialta cannot predict the trading market for its stock.
                                 However, it is possible that trading will commence on a "when issued" basis prior to the distribution. "When issued" trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, "when issued" trading in respect of Vialta's common stock will end and "regular way" trading will begin. "Regular way" trading refers to trading after a security has been issued.



                                 Shares of Vialta's Class B common stock are subject to a lockup agreement prohibiting sales in the public market for 180 days after the distribution date. Vialta expects that at the end of the lockup period trades of its Class B common stock will be reported on the OTC Bulletin Board.


Distribution Agent............   Mellon Investor Services, Ridgefield Park, New
                                 Jersey.


Dividends.....................   The Vialta board of directors anticipates that
                                 Vialta will retain any earnings and will not pay dividends to its stockholders in the foreseeable future. See "Dividend Policy" on page 25.


Principal Office of Vialta....   48461 Fremont Boulevard, Fremont, California
                                 95438.

Transfer Agent and
Registrar.....................   Mellon Investor Services will act as transfer
                                 agent and registrar for the Vialta Class A common stock and Class B common stock.

Reasons for the
Distribution..................   After thorough consideration, the board of
                                 directors of ESS determined that a distribution of Vialta shares was in the best interest of the shareholders of ESS. The ESS board of directors considered a number of factors in determining to approve the distribution of Vialta shares, including the public market's ability to analyze and value the ESS and Vialta businesses; the potential that Vialta's expected product line might put ESS in direct competition with certain of its customers;
                                 Vialta's ability to raise capital funding in the future; and ESS' and Vialta's ability to recruit and retain employees.


Relationship of Vialta and
ESS...........................   Vialta was originally incorporated in
                                 California on April 20, 1999, as a wholly-owned subsidiary of ESS named Vialta.com. Its name was changed to Vialta, Inc. on February 13, 2001, and it was reincorporated in Delaware on May 25, 2001. Immediately prior to the distribution, ESS will own approximately 56% of Vialta's common stock. After the distribution, ESS will not own any shares of Vialta's capital stock. Prior to the completion of the distribution, Vialta will enter into a series of separation agreements with ESS which contain the terms of Vialta's separation from ESS and their ongoing business relationships. See
                                 "Related Party Transactions -- Separation
                                 Agreements between ESS and Vialta" beginning on page 47.

Investor Relations............   Holders of Vialta and ESS securities who have
                                 questions relating to the distribution should contact investor relations at Vialta's principal executive offices, 48461 Fremont
                                 Boulevard, Fremont, California 95438; telephone
                                 (510) 492-1980; or investor relations at ESS' principal executive offices, 48401 Fremont
                                 Boulevard, Fremont, California 95438; telephone
                                 (510) 492-1080.



Risk Factors..................   You should carefully consider certain factors
                                 described under "Risk Factors" beginning on page 10.


     Except as otherwise indicated herein, this information statement gives effect to the following:

     - the recapitalization of Vialta, pursuant to which:

      -- Vialta separated its outstanding capital stock into Class A common stock with 3.8 votes per share and Class B common stock with one vote per share, and

      -- ESS received one share of Class A common stock for each share of Vialta capital stock it held and all other Vialta stockholders received 1.1 shares of Class B common stock for each share of Vialta capital stock they held; and


     - the transfer of approximately 9,822,136 shares of Class A common stock by ESS to Vialta to be issued upon exercise of options that will be granted by Vialta to ESS optionees immediately prior to the distribution.



     Vialta(TM), ViDVD(TM), ViMedia(TM), ViMag(TM), ViMagazine(TM), ViAudio(TM), ViOS(TM) and ViZip(TM) are trademarks of Vialta, Inc. ViPhone(TM) is a trademark of ESS, which Vialta expects to receive in connection with the master technology ownership and license agreement between Vialta and ESS. DHS(TM) is a trademark of ESS, for which Vialta is currently negotiating a license to use. See "Related Party Transactions -- Separation Agreements between ESS and Vialta" beginning on page 47. This information statement also includes trademarks of other companies.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following tables present Vialta's summary consolidated financial data. The data presented in these tables are derived from Vialta's historical consolidated financial statements and notes to those statements included elsewhere in this information statement. You should read those sections along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 28 for a further explanation of the financial data summarized here.


     The historical financial information may not be indicative of Vialta's future performance and does not reflect what Vialta's financial position and results of operations would have been had Vialta operated as a separate, stand-alone entity during the periods presented.


     The pro forma net loss per share figures give effect to the recapitalization of Vialta and the transfer of approximately 9,822,136 shares of Vialta common stock from ESS to Vialta.



                                                              PERIOD FROM                     PERIOD FROM
                                                             APRIL 20, 1999                  APRIL 20, 1999
                                                                (DATE OF                        (DATE OF
                                        THREE MONTHS ENDED     INCEPTION)                      INCEPTION)
                                            MARCH 31,           THROUGH        YEAR ENDED       THROUGH
                                        ------------------     MARCH 31,      DECEMBER 31,    DECEMBER 31,
                                         2001       2000          2001            2000            1999
                                        -------    -------   --------------   ------------   --------------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Operating loss........................  $(7,880)   $(7,431)     $(39,605)       $(29,184)       $(2,541)
Net loss..............................   (6,669)    (5,416)      (30,807)        (22,918)        (1,220)
Net loss per share, basic and
  diluted.............................  $ (1.07)   $ (0.87)                     $  (3.68)       $ (0.71)
  Weighted average shares.............    6,231      6,220                         6,222          1,716
  Pro-forma net loss per share, basic
     and diluted(1)...................  $ (0.07)   $ (0.06)                     $  (0.29)
  Pro-forma weighted average
     shares(1)........................   91,098     88,209                        90,371


-------------------------

(1) The pro forma net loss per share for the three months ended March 31, 2001 and 2000 and for the year ended December 31, 2000 assume that the exchange of the preferred stock for common stock in connection with Vialta's recapitalization occurred on January 1, 2000 or the date of original issuance, if later.


                                              PRO FORMA                              DECEMBER 31,
                                              MARCH 31,   MARCH 31,   MARCH 31,   -------------------
                                                2001        2001        2000        2000       1999
                                              ---------   ---------   ---------   --------   --------
                                                                  (IN THOUSANDS)
Cash and cash equivalents, short-term
  investments...............................              $ 98,009    $132,335    $136,490   $112,844
Working capital.............................               100,852     129,260     109,870    111,920
Total assets................................               117,449     142,407     153,691    114,580
Notes to related party......................                    --          --      30,000         --
Other current liabilities...................                 4,021       5,753       3,594        940
Redeemable convertible preferred stock......               142,600     142,600     142,600    114,780
Total stockholders' equity (deficit)........  $113,428     (29,172)     (5,081)    (22,503)    (1,140)

                                THE DISTRIBUTION


     The board of directors of ESS has declared a distribution to its shareholders of 1.182 shares of Vialta Class A common stock for every share of ESS common stock held on July 23, 2001, the record date for the distribution. As a result of the distribution, approximately 50,577,964 shares of Vialta Class A common stock will be distributed to ESS shareholders. The Vialta shares to be distributed by ESS represent all of the Vialta shares that will be held by ESS at the time of the distribution, and approximately 56% of the outstanding capital stock of Vialta.



     Under the master distribution agreement to be entered into by Vialta and ESS, the distribution will be effective at 12:01 a.m. on the distribution date, which is expected to be August 14, 2001. At that time, ESS will effect the distribution by delivering approximately 50,577,964 shares of Vialta Class A common stock to the distribution agent for the benefit of the ESS shareholders of record as of the record date. As soon as practicable thereafter, the custodian will deliver the shares of Vialta Class A common stock to Mellon Investor Services, ESS' transfer agent, which will then distribute the shares by mail or by electronic book entry to the ESS shareholders of record as of the record date.


     No fractional shares of Vialta Class A common stock will be distributed; instead fractional shares will be rounded up to the nearest whole share.

     Vialta has two classes of common stock: Class A and Class B. Holders of Class A common stock are entitled to 3.8 votes per share on all matters to be voted on by the stockholders. Holders of Class B common stock are entitled to one vote per share on all matters to be voted on by the stockholders.


     ESS shareholders will not be required to pay any cash or other consideration for Vialta Class A common stock received in the distribution. However, the receipt by an ESS shareholder of shares of Vialta Class A common stock may be a taxable transaction for U.S. federal income tax purposes. As a result of this uncertainty, ESS shareholders should discuss the potential tax consequences of the distribution with their own financial or other tax advisor in order to determine, among other things, whether they will have sufficient cash to pay any tax liability in the event the distribution is taxable and whether they should consider selling all or a portion of the shares they receive in the distribution to cover the tax liability. See "U.S. Federal Income Tax Consequences of the Distribution" beginning on page 6.



     The general terms and conditions of the distribution and the arrangements between Vialta and ESS are set forth in the separation agreements. For more information regarding the separation agreements, please see "Related Party Transactions -- Separation Agreements between ESS and Vialta" beginning on page
47. ESS will pay the costs and expenses incurred by ESS and Vialta in connection with the distribution, but each ESS shareholder will be responsible for any costs or expenses that such shareholder incurs in connection with the distribution.


BACKGROUND AND REASONS FOR THE DISTRIBUTION

     ESS is actively engaged in the design, marketing and sale of semiconductor chips. ESS sells its chips to original equipment manufacturers, or OEMs, world wide. ESS has a chip product line that includes video and communications chips used in a variety of consumer electronics applications, including DVD players, CD players, MP3 players, video CD players, known as VCDs, and super VCD players, known as SVCDs. The VCD and SVCD formats are widely used in China and other emerging countries, but are not prevalent in the United States. ESS has been bundling a web browser, email application and set top box controls into many of its chips, permitting ESS customers to build DVDs that allow the user to access the Internet on a television, send and receive email and play DVDs from a single player controlled by an infrared, wireless keyboard. In early 1999, ESS began development of its own, proprietary set top box as part of a strategy to promote new applications for its multi-function chips. To fund development of this new product line, ESS established Vialta as a subsidiary, and Vialta sold shares of its capital stock to ESS and a limited number of private investors, including members of ESS' management team.

     In making its determination that a distribution of Vialta shares was in the best interest of ESS shareholders, the ESS board of directors considered several factors, including but not limited to the following:

     - Valuing ESS as a stand-alone entity. ESS has determined that consolidating the financial statements of Vialta, which is a company that is still in the development stage, creates confusion among ESS' stock analysts and public shareholders as to the value of ESS as a stand-alone entity. ESS believes that the distribution will enable the public market to better analyze and value both ESS and Vialta as separate entities.

     - Competition with customers. Vialta's initial product, the ViDVD, is an enhanced DVD player that draws on the technologies acquired from ESS and enables consumers to play multiple disc formats, including DVDs, CDs, MP3 discs and karaoke, and also allows consumers to browse the Internet through their televisions. ESS' OEM customers manufacture and sell private label DVD players using ESS chips to deliver functionality that is very similar to the ViDVD to be sold by Vialta. ESS believes that the spin-off of Vialta is necessary, in part, so that ESS can avoid competing directly with several of its largest customers.

     - Facilitating future financings. Vialta anticipates that it will need to conduct additional financing transactions to continue new product development and to help fund the ongoing costs associated with the launch of its new product lines. ESS believes that Vialta will be able to raise funds on better economic terms as a stand-alone company than as a subsidiary of ESS.

     - Key employee recruiting and retention. Both ESS and Vialta will need to continue to recruit and retain key employees to support their respective growth plans. Due to the differences of the industries in which ESS and Vialta compete, ESS believes that each will be better able to attract and retain qualified candidates because their respective businesses will be more focused and not part of a large diversified company. Both ESS and Vialta will be able to reward their respective employees through incentive compensation and option plans that are tied directly to the performance of each of their respective businesses.

VIALTA RESTRUCTURING AND BACKGROUND


     Vialta was originally incorporated in California on April 20, 1999, as a wholly-owned subsidiary of ESS. Between the date of its inception and March 2000, Vialta sold shares of its capital stock to private investors, including ESS, its Chairman and three ESS employees, resulting in ESS owning approximately 62% and the other private investors owning approximately 38% of Vialta's then outstanding capital stock. Vialta was reincorporated in Delaware on May 25, 2001. On July 24, 2001, Vialta was recapitalized, pursuant to which:


     - Vialta separated its outstanding capital stock into Class A common stock with 3.8 votes per share and Class B common stock with one vote per share, and

     - ESS received one share of Class A common stock for each share of capital stock it held and all other Vialta stockholders received 1.1 shares of Class B common stock for each share of capital stock they held.


     Prior to the distribution, ESS will transfer to Vialta approximately 9,822,136 shares of Class A common stock to be issued upon exercise of options that will be granted by Vialta to ESS optionees. In connection with that transfer, Vialta established a nonstatutory stock option plan, under which it will grant to ESS optionees immediately prior to the distribution options to purchase an aggregate of approximately 9,822,136 shares of Class A common stock on terms that mirror the terms of those optionees' existing ESS options.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following discussion summarizes the material U.S. federal income tax consequences to you of the distribution. The following discussion does not deal with all U.S. federal income tax consequences that may result from the distribution, and does not deal with all U.S. federal income tax considerations that may be relevant to you due to particular circumstances, for example, if you are a dealer in securities, an insurance company, a financial institution, a tax-exempt organization or trust or a foreign taxpayer. This discussion assumes that you are holding your ESS shares as capital assets. No foreign, state or local tax considerations are addressed.

     This discussion is based on current legal authorities. Vialta cannot assure you that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the discussion set forth below. Any such change, even though made after the distribution, could be applied retroactively.


     On July 6, 2001, ESS applied for a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended. ESS cannot assure you that a favorable ruling will be obtained. Even if ESS receives a favorable ruling from the IRS relating to the qualification of the distribution as a tax-free transaction, the continuing validity of the ruling would be subject to factual representations and assumptions which, if untrue, would result in the ruling not being binding on the IRS.


     If a favorable IRS ruling is obtained and if the distribution qualifies as a tax-free distribution, the following U.S. federal income tax consequences would result:

     - You would not recognize any income, gain or loss on your receipt of Vialta Class A common stock in the distribution.

     - Your tax basis in your shares of ESS stock and the Vialta Class A common stock that you receive in the distribution immediately after the distribution will be the same as the tax basis of your ESS stock immediately before the distribution, allocated between the ESS stock and the Vialta Class A common stock in proportion to their relative fair market values on the date of the distribution.

     - The holding period of the Vialta Class A common stock you receive will include the holding period of your ESS common stock.


     If the IRS does not issue a favorable ruling, the distribution will be treated as a taxable distribution. If the distribution is a taxable distribution (based on failure to receive a favorable IRS ruling or otherwise), the following U.S. federal income tax consequences would result:



     - The value of the Vialta Class A common stock you receive would be treated as follows:


          (a) first, as a dividend (ordinary income), to the extent of your pro-rata share of the greater of ESS' accumulated earnings and profits (determined as of the date of distribution) or ESS' earnings and profits for ESS' current tax year (determined as of the end of ESS' current tax year and without regard to the distribution);

          (b) next, as a non-taxable return of basis to the extent of your adjusted tax basis in your ESS stock; and

          (c) the balance, if any, should be treated as capital gain.

     - Your tax basis in the Vialta Class A common stock you receive would be equal to the fair market value of the Vialta Class A common stock you receive, and your holding period for the stock would begin on the day following the distribution.

     - Your adjusted tax basis in your shares of ESS stock will be reduced by the amount treated as non-taxable return of basis under (b) above and your holding period will be unaffected.

     If the distribution does not qualify as a tax-free distribution, ESS would recognize a taxable gain equal to the excess of the fair market value of the Vialta Class A common stock distributed to ESS shareholders over ESS' tax basis in the Vialta Class A common stock.

     Even if the distribution otherwise qualifies for tax-free treatment, the distribution may be disqualified as tax-free to ESS, resulting in the same taxable gain to ESS as described in the immediately preceding sentence, if 50% or more of the stock of ESS or Vialta is acquired as part of a plan or series of related transactions that include the distribution. For this purpose, certain acquisitions of ESS capital stock or Vialta capital stock within two years before or after the distribution are presumed to be part of such a plan, although ESS may be able to rebut that presumption.

     If the distribution is a taxable distribution, ESS will be required to report to the IRS the value of the Vialta Class A common stock that you receive, based on ESS' determination of the fair market value of the Vialta stock as of the date of distribution. If you are a U.S. individual, because there is a risk that the distribution may be taxable, ESS intends to withhold tax, at a rate of 31%, from the amount of the stock which is treated as a dividend to you, if you fail to provide your taxpayer identification number to ESS, furnish an incorrect identification number or repeatedly fail to report interest or dividends on your returns. This information reporting and back-up withholding will not apply to you if you are a foreign or U.S. corporation. Any amounts withheld can be credited against your federal income tax liability.

     If you are a foreign individual or foreign entity, you may be subject to U.S. federal income tax withholding if and to the extent the value of the Vialta Class A common stock you receive is treated as a dividend. The rate of tax withholding for this purpose is generally 30%, although the 30% rate may be reduced if you are eligible for, and comply with certain procedures related to qualifying for, certain tax treaties which reduce or eliminate such withholding taxes.

     If back-up withholding is required, or if withholding is required because you are a foreign individual or foreign entity, ESS will withhold part of the Vialta stock which you would otherwise receive in order to fund payment of the withholding taxes. For purposes of determining how much of the Vialta stock to withhold, ESS will use the same value per share of the Vialta stock used for purposes of determining the amount treated as a dividend.

     As a result of this uncertainty, you should discuss the potential tax consequences of the distribution to you with your own financial or other tax advisor in order to determine, among other things, whether you will have sufficient cash to pay any tax liability in the event the distribution is taxable and whether you should consider selling all or a portion of the shares you receive in the distribution to cover the tax liability. In addition, because of the lack of liquidity generally applicable to stocks reported on the OTC Bulletin Board, you should be aware that it may take a substantial amount of time to sell your shares after you give your broker a sell order. Further, even if you are able to sell all or a portion of your shares, the proceeds from the sale may not be sufficient to cover your tax liability if the value of the shares has declined significantly since the date of the distribution.

     THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE DISTRIBUTION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECTS OF ANY CHANGES IN THE TAX LAWS.

TRADING OF VIALTA'S COMMON STOCK AFTER THE DISTRIBUTION


     There currently is no established public trading market for any class of Vialta's capital stock. Vialta is not currently offering any shares of its capital stock publicly, nor has it publicly proposed to conduct such an offering. Vialta expects that, after ESS' distribution of its shares of Vialta Class A common stock, trades of shares of Class A common stock will be reported on the OTC Bulletin Board under the symbol "VLTA." The holders of Class B common stock have agreed that, for a period of 180 days after the distribution date, they will not sell any of their shares of Class B common stock. Accordingly, Vialta does not anticipate that an established public trading market for shares of its Class B common stock will develop before the end of this lockup period.



     Assuming there is no material change in the number of ESS shareholders of record prior to the distribution date, Vialta expects that immediately after the distribution it will have approximately 247 holders of record of its Class A common stock and approximately 21 holders of record of its Class B common stock.

     Shares Eligible for Future Sale. Sales of substantial amounts of Vialta's Class A common stock in the public market could adversely affect the prevailing market price and Vialta's ability to raise equity capital in the future.


     Upon completion of the distribution, Vialta will have approximately 50,577,964 shares of Class A common stock outstanding. Vialta believes that all of these shares will be freely tradable without restriction under the Securities Act of 1933, except for those shares distributed to ESS shareholders that are affiliates of Vialta.



     As of June 30, 2001, there were outstanding options to purchase 2,872,800 shares of Class A common stock. In addition, Vialta plans to grant options to purchase approximately 9,822,136 shares of Class A common stock pursuant to its 2001 nonstatutory stock option plan immediately prior to the distribution. Vialta has filed a registration statement on Form S-8 under the Securities Act of 1933 covering all of the shares of Class A common stock reserved for issuance upon exercise of outstanding options. Accordingly, the shares of Class A common stock registered under the Form S-8 registration statement will be available for sale in the open market immediately after the distribution (upon vesting and exercise by option holders), except with respect to Rule 144 volume limitations that will apply to shares held by Vialta affiliates.



     Upon completion of the distribution, Vialta will have 40,580,375 shares of Class B common stock outstanding, all of which will be restricted securities held by existing Vialta stockholders. All of these shares of Class B common stock are subject to a lockup agreement prohibiting sales in the public market for 180 days after the distribution date. All of these restricted shares of Class B common stock will be available for sale in the public market immediately at the end of the lockup period, subject to the restrictions set forth in Rules 144, 144(k) and 701, which are summarized below.



     Rule 144. In general, under Rule 144, a person who has beneficially owned shares of Vialta Class B common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of Vialta's Class B common stock then outstanding, which will equal approximately 405,804 shares immediately after the distribution or, to the extent the Class B common stock subsequently becomes listed on a national exchange or The Nasdaq National Market, the average weekly trading volume of Vialta's common stock on such exchange or quotation system during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also limited by manner of sale provisions, notice requirements and the availability of current public information about Vialta.



     Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of Vialta's affiliates (as defined in Rule 144(a)) at any time during the 90 days preceding a sale, and who has beneficially owned shares of Class B common stock proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.



     Rule 701. In general, under Rule 701, any of Vialta's employees, officers, directors, consultants or advisors who hold shares of Class B common stock purchased from Vialta before the distribution under an option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this information statement. Such individuals who are not deemed affiliates of Vialta (as defined in Rule 144(a)) will be able to sell their shares subject only to the manner of sale provisions of Rule 144. Such individuals who are deemed affiliates of Vialta (as defined in Rule 144(a)) will be able to sell their shares pursuant to the manner of sale, notice requirement and current public information provisions of Rule 144, but they need not comply with the holding period requirements thereof.


NO APPRAISAL RIGHTS

     ESS is a California corporation. The California General Corporation Law does not provide for dissenters' rights of appraisal with respect to dividend distributions. Accordingly, you will not have appraisal rights with respect to ESS' distribution of shares of Vialta Class A common stock.

                                  RISK FACTORS


     You should carefully consider the risks described below when evaluating ownership of Vialta stock. If any of the following risks occur, Vialta's business, operating results and financial condition could be seriously harmed. The risks and uncertainties described below are not the only risks and uncertainties that Vialta faces. Additional risks and uncertainties that Vialta is presently not aware of could also impair its business, operating results and financial condition.


       RISKS RELATED TO THE DISTRIBUTION AND VIALTA'S SEPARATION FROM ESS

IF THE INTERNAL REVENUE SERVICE DETERMINES THAT THE DISTRIBUTION OF VIALTA STOCK DOES NOT QUALIFY AS A TAX-FREE DISTRIBUTION, THEN ESS WILL TREAT THE DISTRIBUTION AS A TAXABLE DISTRIBUTION AND YOU MAY BE REQUIRED TO PAY INCOME TAXES AS A RESULT OF RECEIVING THE VIALTA STOCK.

     Unless the Internal Revenue Service determines that the distribution qualifies as a tax-free distribution for U.S. federal income tax purposes, you may be required to pay income taxes as a result of the distribution, with the amount of ordinary income and gain dependent upon the value of the stock you receive, your share of ESS' earnings and profits, and your adjusted tax basis in your ESS stock. Determining whether or not the distribution will qualify for tax-free status requires a complex analysis of many factors, including, among others, the business purpose for the distribution, the nature of the business to be engaged in by ESS and Vialta following the distribution, and the extent to which ESS remains in control of Vialta following the distribution. Because of the fact-intensive nature of this analysis, there will be substantial uncertainty as to whether the distribution will qualify for tax-free treatment until the IRS makes a determination as to the tax status of the transaction.


     Although ESS has applied for a ruling from the IRS, it is not anticipated that the IRS will make its determination until several months after the distribution has been completed. In addition, ESS has not obtained an opinion of its tax advisors regarding the tax treatment of the transaction. ACCORDINGLY, ESS CANNOT ASSURE YOU THAT A FAVORABLE RULING FROM THE IRS WILL BE OBTAINED. MOREOVER, EVEN IF A FAVORABLE IRS DETERMINATION IS OBTAINED, YOU STILL MAY BE TAXED BY THE STATE, LOCAL OR FOREIGN JURISDICTION IN WHICH YOU RESIDE. Accordingly, you are strongly urged to consult with your own financial advisors regarding the potential tax impact to you of the distribution and to prepare for the significant possibility that the transaction will be taxable to you.



     If the distribution is taxable to you, the value of the Vialta shares you receive will be treated as taxable ordinary income, return of cost or as taxable capital gain up to the value of the stock distributed. Absent a favorable ruling from the IRS, you will incur this tax whether or not you decide to sell the Vialta shares that you receive in the distribution. Unless you are required to make quarterly estimated tax payments to the IRS, this tax would generally have to be paid on or before the April 15, 2002 due date for your 2001 tax return. If you do not have cash available to pay the tax at or before the time it is due, you may have to sell all or a portion of your ESS shares and/or your Vialta shares to pay the tax or risk incurring interest and penalties imposed by the IRS. If other ESS or Vialta stockholders holding a significant number of those companies' shares are also forced to sell in order to pay their taxes, or if there is for any other reason a decline in the trading prices of those companies' shares following the distribution, you may have to sell your ESS shares and/or your Vialta shares at a lower price than you might otherwise have obtained for your shares. Moreover, if you continue to hold all of your ESS shares and Vialta shares until after the IRS ruling is obtained and the market price of those shares declines, the proceeds from the subsequent sale of all of those shares may not be sufficient to cover the tax due if the transaction is determined to be taxable to you.


FOLLOWING THE DISTRIBUTION, VIALTA WILL NO LONGER BE ABLE TO RELY ON ESS AS A MAJOR SOURCE OF CAPITAL FUNDING, WHICH COULD LIMIT VIALTA'S ABILITY TO GROW OR SUSTAIN ITS BUSINESS.

     Vialta has traditionally relied on ESS as a major source of capital funding. Following the completion of the distribution, ESS will cease being a majority stockholder of Vialta and may choose to no longer provide funding to Vialta. Even if ESS were to choose to provide additional funding to Vialta in the future, ESS may not have funds available to provide such funding or may not choose to provide such funding on terms favorable to Vialta and its stockholders. As Vialta's business continues to grow, Vialta will need to raise additional capital, which may not be available on acceptable terms, or at all. If Vialta cannot raise necessary additional capital on acceptable terms, it may not be able to grow or sustain its business.

VIALTA MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH ESS WITH RESPECT TO THE COMPANIES' ONGOING RELATIONSHIPS, AND VIALTA MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS FAVORABLE TO IT.

     Conflicts of interest may arise between ESS and Vialta in a number of areas relating to ongoing relationships between the companies, including:

     - Although ESS and Vialta will be entering into agreements with one another that will govern their business relationship after the completion of the distribution, ESS will have no obligation to extend the terms of those agreements to Vialta beyond the stated duration of those agreements;

     - ESS will be supplying semiconductors to Vialta's competitors, which may affect ESS' capacity to supply semiconductors to Vialta;

     - ESS and Vialta will be competing with one another in employee recruiting; and

     - ESS and Vialta may compete with one another with respect to business opportunities that are attractive to both companies. ESS also is not restricted from competing with Vialta's business.


VIALTA'S AGREEMENT TO INDEMNIFY ESS FOR TAX LIABILITIES UNDER CERTAIN CIRCUMSTANCES MAY AFFECT VIALTA'S CASH FLOW, DISCOURAGE POTENTIAL ACQUISITION PROPOSALS OR DELAY OR PREVENT A CHANGE IN CONTROL OF VIALTA, AND LIMIT THE SIZE OF ANY FUTURE OFFERINGS OF VIALTA'S STOCK.



     Even if the distribution is otherwise a tax-free distribution, ESS may, under certain circumstances, recognize gain for U.S. federal and state income tax purposes with respect to the distribution of Vialta stock if a 50% or greater interest in Vialta is acquired during the two-year period following the distribution. Certain sales of shares by Vialta that occurred during the two-year period immediately prior to the distribution may be counted towards the 50% threshold. The amount of such gain would be the difference between the fair market value of the Vialta stock distributed, as of the date of distribution, and ESS' adjusted tax basis in the Vialta stock. Under a tax sharing and indemnity agreement, Vialta has agreed under certain circumstances to indemnify ESS for ESS' U.S. federal and state income tax liability which results as a direct consequence of any acquisition of a 50% or greater interest in Vialta after the distribution. This indemnity obligation, if triggered, could have a substantial effect on Vialta's available cash. In addition, the existence of the indemnity obligation may discourage potential acquisition proposals and could delay or prevent an acquisition of a 50% or greater interest in Vialta. Because future sales of stock could be deemed to be part of a related transaction that results in an acquisition of a 50% or greater interest in Vialta, Vialta's desire to avoid triggering the indemnity obligation could limit the size of any offerings of stock by Vialta during the two-year period following the distribution.


THE HISTORICAL FINANCIAL INFORMATION OF VIALTA MAY NOT BE REPRESENTATIVE OF ITS FUTURE OPERATING RESULTS AS A SEPARATE COMPANY.


     The historical financial information of Vialta does not necessarily reflect what its financial position, operating results and cash flows would have been had it been a stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what its operating results, financial position and cash flows will be in the future. Vialta may have to make significant changes to its cost structure, funding and operations as a result of it no longer being a majority-owned subsidiary of ESS, including changes to its employee base, costs associated with establishing and maintaining a separate administrative infrastructure, costs associated with reduced economies of scale, and costs associated with being a stand-alone company.

IF VIALTA IS UNABLE TO ATTRACT AND RETAIN THE QUALIFIED PERSONNEL REQUIRED TO TIMELY AND COST-EFFECTIVELY IMPLEMENT NEW ADMINISTRATIVE SYSTEMS TO REPLACE THE PORTIONS OF ESS' ADMINISTRATIVE INFRASTRUCTURE ON WHICH IT CURRENTLY RELIES, VIALTA'S BUSINESS COULD BE HARMED.


     Vialta currently uses duplicated versions of ESS' systems to support its operations, including systems to manage human resources, accounting, payroll and internal computing operations. Following the distribution, ESS will have no obligation to provide assistance to Vialta other than the interim services which will be provided by ESS and which are described in "Related Party
Transactions -- Separation Agreements between ESS and Vialta" beginning on page
47. These interim services include, among others, information technology systems, human resources, administration, product order administration, customer service, buildings and facilities, and legal, finance and accounting services.


     Over the next several months, Vialta will be implementing new systems to replace the duplicated versions of ESS' systems, and Vialta expects to have fully independent systems in place by the end of 2001. The implementation of these new information systems will require the services of employees with extensive knowledge of these information systems and the business environment in which Vialta operates. In order to successfully implement and operate its systems, Vialta must be able to attract and retain a significant number of qualified employees. If Vialta fails to attract and retain the qualified personnel required to implement, maintain and operate its information systems, its business could suffer. Even if Vialta is able to attract and retain the required personnel, Vialta may not be successful in implementing the new systems and transitioning data from the duplicated versions of ESS' systems to its new systems. Any failure or significant downtime in ESS' or Vialta's own information systems could harm Vialta's business.


CONFLICTS OF INTEREST MAY ARISE BECAUSE TWO OF VIALTA'S DIRECTORS, INCLUDING ITS CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WILL OWN SECURITIES OF BOTH ESS AND VIALTA AND THESE TWO DIRECTORS ALSO SERVE AS DIRECTORS OF ESS.



     Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, owns a significant amount of ESS and Vialta stock and options to purchase ESS and Vialta stock. In addition, Matthew K. Fong, a member of Vialta's board of directors, owns ESS stock and options to purchase ESS stock. These individuals will receive additional shares of Vialta stock in the distribution. See "Principal Stockholders" beginning on page 52. Mr. Chan is the Chairman and Mr. Fong is a board member of ESS. These factors could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for ESS and Vialta.


                       RISKS RELATED TO VIALTA'S BUSINESS


IF VIALTA'S RETAIL LAUNCH IS UNSUCCESSFUL, OR IF THE VIDVD DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, VIALTA MAY NOT BE ABLE TO CONTINUE OPERATING ITS BUSINESS.



     Vialta's success is highly dependent upon a successful retail launch of its initial Digital Home System product, the ViDVD, which is expected to begin in September 2001. A successful retail launch will require, among other things, that Vialta:


     - coordinate all of the logistical elements necessary to complete the launch in a timely manner;

     - educate consumers on the benefits of the ViDVD and Vialta's related ViMedia content delivery service;

     - commit a substantial amount of human and financial resources to secure partnerships supporting the retail distribution of the ViDVD and Vialta's related ViMedia content delivery service;

     - coordinate its own sales, marketing and support activities with those of its strategic partners; and

     - develop consumer acceptance of the ViDVD and Vialta's related ViMedia content delivery service.

     Vialta may not achieve any or all of these objectives. Moreover, Vialta expects the ViDVD initially will be sold through a limited number of regional consumer electronics retail stores, and not through mass merchant and national consumer electronics retail stores. As a result, even after its retail launch, consumers may be less aware of the ViDVD than the product offerings of Vialta's competitors, and Vialta's ability to achieve broad market acceptance of the ViDVD could be harmed. Any failure by Vialta to launch the ViDVD successfully or achieve broad market acceptance of the ViDVD after launch would impair Vialta's ability to continue operating its business.


VIALTA IS A DEVELOPMENT STAGE ENTERPRISE, HAS NOT RECOGNIZED ANY REVENUE, HAS INCURRED SIGNIFICANT NET LOSSES AND MAY NEVER ACHIEVE SIGNIFICANT REVENUES OR PROFITABILITY.

     Vialta is a development stage enterprise that is still in the process of developing and introducing its first product. Vialta has not recognized any revenue, has incurred significant losses and has had substantial negative cash flow. As of March 31, 2001, it had an accumulated deficit of $29.2 million. Vialta expects to incur significant operating expenses over the next several years in connection with the continued development and expansion of its business. As a result, it expects to continue to lose money for the foreseeable future. Although the size of these net losses will depend in part on the success of its product launch, the growth in sales of its products and services and the rate of increase in its expenses, Vialta's losses have been increasing and are expected to continue to increase in future periods. With increased expenses, Vialta will need to generate significant revenues to achieve profitability. Several factors, including market acceptance, competitive factors and Vialta's ability to successfully develop and market its ViMedia content delivery service, make it impossible to predict with any degree of assurance when or whether Vialta will generate sufficient revenues to attain profitability. Consequently, Vialta may never achieve significant revenues or profitability, and even if it does, it may not sustain or increase profitability on a quarterly or annual basis in the future.

IF VIALTA IS UNABLE TO RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, ITS ABILITY TO DEVELOP AND MARKET ITS PRODUCTS AND SERVICES AND GROW AND OPERATE ITS BUSINESS COULD BE HARMED.


     To emerge from the development stage, introduce its follow-on products and services and sustain and grow its business, Vialta must continue to make significant investments in research and development to develop, enhance and market its products and services. Vialta will also need significant working capital to take advantage of future opportunities and to respond to competitive pressures or unanticipated requirements. Vialta expects that its existing capital resources will be sufficient to meet its cash requirements through March 31, 2002, although Vialta's current resources could be exhausted more quickly depending on the payment terms that Vialta is able to negotiate with its vendors and suppliers and Vialta's success in collecting on accounts receivable. The magnitude of Vialta's future capital requirements will depend on many factors, including, among others, product development expense levels, investments in working capital, and the amount of income generated by operations. When Vialta does need to raise additional capital, that capital may not be available on acceptable terms, or at all. If Vialta cannot raise necessary additional capital on acceptable terms, it may not be able to develop or enhance its products and services, take advantage of future opportunities, respond to competitive pressures or unanticipated requirements or even continue operating its business.


     If additional capital is raised through the issuance of equity securities, the percentage ownership of Vialta's existing stockholders will decline, stockholders may experience dilution in net book value per share, and these equity securities may have rights, preferences or privileges senior to those of the holders of its common stock. Any debt financing, if available, may involve covenants limiting or restricting Vialta's operations or future opportunities.

VIALTA'S LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT FOR IT OR INVESTORS TO EVALUATE TRENDS AND OTHER FACTORS THAT AFFECT ITS BUSINESS.

     Vialta was incorporated in April 1999 and its operations to date have consisted primarily of product development efforts. To date, Vialta has only manufactured and shipped a limited number of commercial

ViDVD beta testing units as part of its research and development efforts, and commercial distribution of the ViDVD has not yet begun. In addition, Vialta has only entered into a limited number of agreements to acquire the content to be delivered as part of its Vialta content delivery service, and no ViMedia discs have been distributed. As a result of Vialta's limited operating history, its historical financial and operating information is of limited value in evaluating its future operating results. In addition, any evaluation of Vialta's business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. For example, it may be difficult to accurately predict Vialta's future revenues, costs of revenues, expenses or results of operations. The ViDVD, the ViMedia content delivery service and Vialta's other anticipated Digital Home System products and services represent new product and service offerings for most consumers, and it may be difficult to predict the future growth rate, if any, or size of the market for those products and services. Vialta may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing it. As a result, Vialta may be unable to make accurate financial forecasts and adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause its net losses in a given quarter to be greater than expected, which could cause the price of Vialta's stock to decline.


VIALTA FACES INTENSE COMPETITION FROM PARTICIPANTS IN BOTH THE MULTIMEDIA APPLIANCE AND THE HOME ENTERTAINMENT MARKETS, WHICH MAY IMPAIR ITS REVENUES AND ABILITY TO GENERATE CUSTOMERS.

     The multimedia appliance and home entertainment markets are intensely competitive and rapidly evolving. In addition, there are few barriers to entry into the multimedia appliance and home entertainment markets, and new entrants to these markets may develop and offer products that will compete directly with Vialta's products and services.


     The multimedia appliance industry in particular is characterized by rapid technological innovation and intense price competition, and the competition for consumer spending and acceptance is intense. The ViDVD will compete directly with several other currently available or soon to be introduced multimedia appliance offerings from major consumer electronics manufacturers, such as Apex, Toshiba and Samsung, and with products developed by smaller companies, including the i2DVD, Neon, nReady and TVPC products. Like the ViDVD, nearly all of these products accommodate media in DVD, CD and MP3 format, many offer Internet access capabilities, and some include a karaoke feature.


     In addition, as a home entertainment product, Vialta expects that the ViDVD will also compete with:

     - standard DVD and CD players;

     - the Sony PlayStation 2, the Microsoft Xbox and other web-enabled, multi-function game players;

     - personal computers;

     - WebTV and other television-based Internet appliances;

     - Web-enabled wireless telephones and PDAs;

     - karaoke machines; and

     - video cassette recorders and laser disc players.

     As a home entertainment content delivery medium, Vialta also expects that its ViMedia content delivery service will compete with:

     - video-on-demand services;

     - traditional broadcast, cable or satellite television programming; and

     - video cassette, DVD and video game cartridge rental stores and retailers.

     Most of these products and services are already widely available through retail distribution channels, and many of these products are already familiar to and accepted by consumers. In addition, most of the manufacturers and distributors of these competing home entertainment products and services have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners than Vialta.


VIALTA HAS NOT OBTAINED ALL OF THE LICENSES OF INTELLECTUAL PROPERTY REQUIRED FOR THE OPERATION OF VIALTA'S BUSINESS AND ANY FAILURE TO OBTAIN REQUIRED LICENSES ON ACCEPTABLE TERMS COULD ADVERSELY AFFECT VIALTA'S OPERATING RESULTS.



     Vialta relies on licenses of intellectual property from third parties for use in its business. Vialta has identified all of the licenses it believes are necessary to its manufacture and distribution of the ViDVD. Vialta has yet to obtain all of these licenses. While Vialta has contacted each of the entities from which it could obtain these licenses, the licenses may not be available on favorable terms and may require Vialta to pay new or additional royalties on the sale of the ViDVD. In addition, Vialta's ability to negotiate favorable license terms may decrease after the distribution and Vialta's separation from ESS. Also, Vialta will have to negotiate to acquire any licenses required for the development, manufacture and sale of its future Digital Home System products and services. In addition, although Vialta has already licensed selected audio and video content to be distributed as part of the ViMedia content delivery service, Vialta will need to obtain licenses to a substantially greater volume of content for the ViMedia service to be successful. Any failure by Vialta to obtain the licenses of intellectual property required for the operation of Vialta's business on acceptable terms could adversely affect Vialta's operating results.


VIALTA EXPECTS THE AVERAGE SELLING PRICES OF ITS DIGITAL HOME SYSTEM PRODUCTS TO DECREASE, WHICH MAY REDUCE ITS GROSS MARGINS OR REVENUE.

     The prices of multimedia appliance products are expected to decline rapidly as more products enter retail distribution and competition and volume increase. In particular, Vialta expects significant price reductions and increased sales discounts in the fourth quarter of 2001 as numerous competing manufacturers attempt to establish their microprocessors as the standard in the industry in connection with the holiday selling season. Vialta anticipates that the average selling prices of its Digital Home System products will decrease in response to these competitive pricing pressures as well as in response to new product introductions by Vialta or its competitors and increasing availability of relatively inexpensive products that can perform some of its products' functions. If Vialta is unable to sufficiently reduce costs and increase sales volumes, this decline in average selling prices will reduce its revenue and gross margins.

IF VIALTA FAILS TO OVERCOME TECHNICAL CHALLENGES ASSOCIATED WITH THE FULL DEVELOPMENT AND IMPLEMENTATION OF ITS VIMEDIA CONTENT DELIVERY SERVICE OR OBTAIN SUFFICIENT CONTENT TO ATTRACT CUSTOMERS, THE VIMEDIA CONTENT DELIVERY SERVICE MAY NOT ACHIEVE MARKET ACCEPTANCE OR GENERATE SUFFICIENT REVENUE TO SUSTAIN ITS OPERATION.

     The success of the ViMedia content delivery service depends in part on Vialta's ability to acquire and deliver content that interests its customers. Most of the major producers of audio and video content in the entertainment industry will only permit their content to be distributed at commercially attractive prices if it is protected using approved encryption technologies. Vialta's own proprietary encryption system has not yet been adopted by the entertainment industry as an approved encryption technology, and, unless or until that occurs, Vialta may not be able to distribute content licensed from major entertainment companies in its proprietary ViMedia format. Although discs that include content in DVD and CD format may be played on a ViDVD player, content that is encoded in those conventional formats takes significantly more disc space, and Vialta is still in the process of conducting research and development to enable certain aspects of its encryption technology to work with those other formats. Unless Vialta is able to either obtain entertainment industry acceptance of its proprietary encryption system or overcome the technical challenges associated with using its encryption with conventional formats, the ViMedia content delivery service may not achieve market acceptance or generate sufficient revenue to sustain its operation.

IF VIALTA FAILS TO DEVELOP AND MARKET NEW DIGITAL HOME SYSTEM PRODUCTS OR TO ADD FEATURES TO ITS EXISTING DIGITAL HOME SYSTEM PRODUCT, IT MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO SUSTAIN ITS BUSINESS.

     Vialta's success is highly dependent upon the continued successful development and timely introduction of new Digital Home System products and new models of its existing Digital Home System product containing additional features. The success of new products and new models with additional features depends on a number of factors, including strategic allocation of limited financial and technical resources, accurate forecasting of consumer demand, timely completion of product development, and market and industry acceptance of Vialta's existing Digital Home System product. Many of Vialta's planned product and feature introductions are still in the early stages of development and will require substantial engineering and technical resources to bring to market. The success of some of Vialta's planned products may also require industry acceptance of Vialta's proprietary technologies or the adaptation of Vialta's products and technologies to accommodate the use of existing industry-accepted technologies. If Vialta fails to develop and market new products and features, it may not be able to generate sufficient revenues from its initial Digital Home System product to sustain its business.

IT MAY TAKE A SUBSTANTIAL AMOUNT OF TIME AND RESOURCES TO ACHIEVE BROAD MARKET ACCEPTANCE OF VIALTA'S PRODUCTS AND SERVICES, AND VIALTA CANNOT BE SURE THAT THESE EFFORTS WILL GENERATE THE LEVEL OF BROAD MARKET ACCEPTANCE OF ITS PRODUCTS AND SERVICES NECESSARY TO GENERATE SUFFICIENT REVENUES TO SUSTAIN ITS BUSINESS.


     Although many consumers are familiar with standard DVD players, Vialta's ViDVD player initially will be one of only a few DVD products to include Internet access and MP3 and karaoke player capability. Consumers may perceive little or no benefit from combining these functionalities in one unit or may already own other products that provide one or more of these functionalities. As a result, consumers may not value, and may be unwilling to pay for the ViDVD. In addition, the ViMedia content delivery service is expected to be the first home entertainment content provider that is expected to enable consumers to purchase the specific content that interests them from a variety of content made available to the consumer on a previously distributed disc. Potential customers may not perceive a benefit in purchasing content in this manner and may already subscribe to or otherwise have access to similar content from other sources. Vialta also does not have an established brand image, nor does Vialta expect to spend significant marketing expenses to build and promote a brand image. Accordingly, to develop market acceptance of the ViDVD player, the ViMedia content delivery service and Vialta's anticipated future Digital Home System products and services, Vialta will need to devote a substantial amount of resources to educate consumers about the features and benefits of its products and services, and broad market acceptance of the ViDVD may not be obtained for a period of two years or more from the launch date of the ViDVD, if at all. Moreover, Vialta cannot assure you that this commitment of time and resources will be successful in developing the broad market acceptance of Vialta's Digital Home System products and services necessary to generate the revenues required to sustain Vialta's business.


VIALTA MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE FROM THE VIMEDIA CONTENT DELIVERY SERVICE TO SUPPORT ITS CONTINUED OPERATION, AND ANY TERMINATION OF THE VIMEDIA SERVICE COULD REDUCE DEMAND FOR THE VIDVD PLAYER.


     In the future, Vialta expects to charge its customers content access fees for access to portions of the content distributed via its ViMedia content delivery service. Many potential ViMedia end users already pay monthly fees for cable or satellite television services. When it begins to charge customers for specific content, Vialta must convince these consumers to pay additional fees to gain access to the content delivered on its ViMedia discs. The availability of competing services that do not require subscription or other access fees will harm Vialta's ability to effectively attract paying end users. In addition, the ViDVD player that enables the consumer to access the content provided by Vialta's ViMedia service can be used to view or listen to other DVDs and CDs or to access material on the Internet without payment for any of Vialta's ViMedia content. If a significant number of purchasers of Vialta ViDVD players use these devices without purchasing ViMedia content, the ViMedia service may not generate sufficient revenue to support its continued operation, which could reduce demand for the ViDVD player.

VIALTA EXPECTS TO DEPEND ON ESS AND A LIMITED NUMBER OF OTHER THIRD PARTIES TO MANUFACTURE AND SUPPLY CRITICAL COMPONENTS FOR ITS DIGITAL HOME SYSTEM PRODUCTS AND SERVICES, AND IT MAY BE UNABLE TO OPERATE ITS BUSINESS IF THOSE PARTIES DO NOT PERFORM THEIR OBLIGATIONS.


     Vialta expects to rely on ESS and a limited number of other third party suppliers for a number of key components of its Digital Home System products, including DRAM chips and flash memory chips. Vialta does not have long-term agreements in place with its suppliers. Vialta also expects to rely on a limited number of third party content providers to supply the content to be distributed as part of the ViMedia content delivery service. Vialta does not control the time and resources that these third parties devote to Vialta's business. Vialta cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. Vialta's need for semiconductors as a key component of its Digital Home System products indirectly subjects Vialta to a number of risks relating to ESS' and any future semiconductor suppliers' reliance on independent foundries to produce those semiconductors, including the absence of adequate capacity, the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, manufacturing yields and costs, and risks related to the international location of most major foundries. If any of Vialta's third party suppliers or content providers breaches or terminates its agreement with Vialta or otherwise fails to perform its obligations in a timely manner, Vialta may be delayed or prevented from commercializing its products and services. Because Vialta's relationships with these parties are non-exclusive, they may also support products or services that compete directly with Vialta's, or offer similar or greater support to its competitors. Any of these events could require Vialta to undertake unforeseen additional responsibilities or devote additional resources to commercialize its products and services. This outcome would harm Vialta's ability to compete effectively and quickly achieve market acceptance and brand recognition.


IF VIALTA IS UNABLE TO ESTABLISH AND MAINTAIN SATISFACTORY RELATIONSHIPS WITH THE DISTRIBUTORS AND RETAILERS THAT IT EXPECTS TO SELL ITS PRODUCTS AND SERVICES, ITS BUSINESS WILL SUFFER.


     With the exception of one retailer, Vialta has not yet entered into agreements with the distributors and retailers that it expects to sell its products and services, and Vialta may not be able to retain or attract a sufficient number of qualified distributors and retailers. In establishing relationships with distributors and retailers, Vialta may be forced to accept arrangements under which Vialta will not receive payment for its products until these products are sold to end users. Even if product shipments begin in September 2001, under Staff Accounting Bulletin No. 101 issued by the Securities and Exchange Commission, the recording of revenues may be delayed depending on the terms of such shipments and Vialta's ability to estimate potential returns and future price adjustments. Vialta may also have to enter into revenue sharing or other arrangements with these distributors and retailers in order to provide additional incentives for such entities to actively market its products. In addition, Vialta expects that its distributors and retailers will sell products and services offered by its competitors. If Vialta's competitors offer its distributors and retailers more favorable terms or have more products available to meet their needs, those distributors and retailers may decline to carry Vialta's products and services. Other retailers may decline to carry Vialta's products because they believe the ViDVD and the potential complementary ViMedia content delivery service will decrease their sales of content such as DVDs and CDs. Further, even if they do carry Vialta's products, distributors and retailers may not recommend, or continue to recommend, those products. If Vialta is unable to maintain successful relationships with distributors and retailers or to expand its distribution channels, its business will suffer.

VIALTA PLANS TO EXPAND ITS BUSINESS, AND ITS FAILURE TO MANAGE GROWTH COULD DISRUPT ITS BUSINESS AND IMPAIR ITS ABILITY TO GENERATE REVENUES.

     Since Vialta began its business in April 1999, it has significantly expanded its headcount, facilities and infrastructure. Vialta anticipates continued expansion in these areas to support potential sales growth and to allow it to pursue market opportunities. This expansion has placed, and will continue to place, a significant strain on Vialta's management, operational and financial resources and systems. Specific risks Vialta faces as its business expands include:

     - Vialta will need to attract and retain qualified personnel, and any failure to do so may impair its ability to offer new products or grow its business. Vialta's success will depend on its ability to attract, retain and motivate managerial, technical, marketing, administrative and customer support personnel. Competition for such employees is intense, and Vialta may be unable to successfully attract, integrate or retain sufficiently qualified personnel. If it is unable to hire, train, retain and manage required personnel, it may be unable to successfully introduce new products or otherwise implement its business strategy.


     - Any inability of Vialta's systems to accommodate growth in the number of users of the ViMedia content delivery service may cause service interruptions. Vialta has internally developed or is in the process of developing the systems that will be used to run the ViMedia content delivery service and perform other processing functions. The ability of these systems to scale as Vialta adds new subscribers is unproven. Vialta will have to continually improve these systems to accommodate growth in the number of users. Any inability by Vialta to add additional software and hardware or to upgrade its technology, systems or network infrastructure in response to subscriber growth could adversely affect its business or cause service interruptions.


     - Vialta will need to provide acceptable customer support, and any inability to do so will impair its ability to develop consumer acceptance of its products. Vialta expects that some of its customers will require significant support when installing the ViDVD player and becoming acquainted with the features and functionality of the ViDVD and its interface. In addition, Vialta customers who elect to use Vialta as their Internet service provider may require frequent support when accessing the Internet. Vialta also anticipates that purchasers of future Digital Home System products and services will require support in their use of such products and services. Vialta does not have experience with widespread deployment of its products and services to a diverse customer base, and it may not have adequate personnel to provide the levels of support that its customers will require. Vialta's failure to provide adequate customer support for its Digital Home System products or services will damage its reputation in the consumer electronics marketplace and strain its relationships with customers and strategic partners. This could prevent Vialta from gaining new or retaining existing customers and could harm its reputation and brand.

     - Vialta will need to build an infrastructure to support the anticipated sale of ViDVD players over the Internet. This infrastructure will include the operational systems and controls necessary to conduct sales over the Internet, including transaction processing, inventory management and payment processing functions. Any failure by Vialta to develop and maintain this infrastructure could hurt its ability to successfully conduct sales over the Internet, which could prevent Vialta from establishing and maintaining customer relationships and increasing its sales volume.

     - Vialta will need to improve its operational and financial systems to support its expected growth, and any inability to do so will adversely impact its ability to grow its business. To manage the expected growth of its operations and personnel, Vialta will need to improve its operational and financial systems, procedures and controls. Vialta's current and planned systems, procedures and controls may not be adequate to support its future operations and expected growth. Delays or problems associated with any improvement or expansion of its operational systems and controls could adversely impact its relationships with customers and harm its reputation and brand.

PRODUCT DEFECTS, SYSTEM FAILURES OR INTERRUPTIONS MAY HAVE A NEGATIVE IMPACT ON VIALTA'S REVENUES, DAMAGE VIALTA'S REPUTATION AND DECREASE VIALTA'S ABILITY TO ATTRACT NEW CUSTOMERS.

     Errors and product defects can result in significant warranty and repair problems, which could cause customer relations problems. Correcting product defects requires significant time and resources, which could delay product releases and affect market acceptance of Vialta's products. Any delivery by Vialta of products with undetected material product defects could harm Vialta's credibility and market acceptance of its products.

     Vialta's ability to process purchases of content from its ViMedia content delivery service and to provide uninterrupted access to the Internet will depend on the efficient and uninterrupted operation of its computer and communications systems. Vialta's computer hardware and other operating systems are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Although Vialta has taken precautions against such damage, including installing backup servers as part of Vialta's network infrastructure, a natural disaster or other unanticipated problems at one or more of Vialta's facilities could result in interruptions in its business. These types of interruptions may reduce Vialta's revenues and profits. Vialta's business also will be harmed if consumers believe its ViMedia content delivery service or its Internet service is unreliable. In addition to placing increased burdens on Vialta's technical staff, service outages may create a large number of customer questions and complaints that must be responded to by Vialta's customer support personnel. Any damage to, or failure of, Vialta's systems could result in reductions in, or terminations of, services supplied to its customers, which could have a material adverse effect on Vialta's business and irreparably damage Vialta's reputation and ability to attract new customers.

VIALTA'S FUTURE RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH ITS RELIANCE ON INTERNATIONAL SALES AND OPERATIONS.

     Substantially all of Vialta's products are anticipated to be manufactured, assembled and tested by independent third parties in China. In addition, most of Vialta's suppliers are located in China, Hong Kong and Taiwan. Vialta also anticipates that revenue from international sales will represent a significant portion of its total revenue, as one of Vialta's strategic partners is also located in China and Vialta expects that it will enter into sales and distribution arrangements with other firms located in China, Taiwan and other foreign countries. Because of its international operations and relationships, and its reliance on foreign third-party manufacturing, assembly and testing operations, Vialta is subject to the risks of conducting business outside of the United States, including:

     - changes in political and strategic relations between China, Taiwan and the United States;

     - changes in foreign currency exchange rates;

     - changes in a specific country's or region's political or economic conditions, particularly in China, Taiwan and other emerging Asian markets;

     - trade protection measures and import or export licensing requirements;

     - potentially negative consequences from changes in tax laws;

     - difficulty in managing widespread sales and manufacturing operations; and

     - less effective protection of intellectual property.

VIALTA'S SUCCESS PARTLY DEPENDS ON ITS ABILITY TO SECURE AND PROTECT ITS PROPRIETARY RIGHTS.

     Vialta's success and ability to compete are partly dependent upon its internally developed technology. Vialta relies on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with Vialta's employees, customers, partners and others to protect its proprietary rights. However, the steps Vialta takes to protect its proprietary rights may be inadequate. Vialta has filed two

U.S. patent applications, one to cover ViDVD proprietary functions and digital encoder and decoder solutions and another to cover digital audio signal compression and processing. In addition, Vialta has filed corresponding applications in Taiwan and with the patent cooperation treaty, which reserves the right to file in foreign countries. To date, no patents have been issued, and Vialta cannot assure you that any patents will ever be issued, that any issued patents will protect its intellectual property or that third parties will not challenge any issued patents. Moreover, other parties may independently develop similar or competing technologies designed around any patents that may be issued to Vialta.


     The laws of certain foreign countries in which Vialta's products are or may be designed, manufactured or sold, including various countries in Asia, may not protect its products or intellectual property rights to the same extent as do the laws of the United States, and thus make the possibility of piracy of its technology more likely. Vialta cannot assure you that the steps taken by Vialta to protect its proprietary information will be adequate to prevent misappropriation of its technology or that Vialta's competitors will not independently develop technologies that are substantially equivalent or superior to its technology. Vialta's failure to protect its proprietary rights could harm its business.


VIALTA MAY BE SUBJECT TO CLAIMS THAT ITS INTELLECTUAL PROPERTY INFRINGES UPON THE PROPRIETARY RIGHTS OF OTHERS, AND A SUCCESSFUL CLAIM COULD HARM VIALTA'S ABILITY TO SELL AND DEVELOP ITS PRODUCTS.


     If other parties claim that Vialta's products infringe upon their intellectual property, Vialta could be forced to defend itself or its customers, manufacturers or suppliers against those claims. Vialta could incur substantial costs to prosecute or defend those claims. A successful claim of infringement against Vialta, or any failure or inability of Vialta to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, could harm its business, financial condition and results of operations.

IF VIALTA LOSES KEY MANAGEMENT PERSONNEL, IT MAY NOT BE ABLE TO SUCCESSFULLY OPERATE ITS BUSINESS.


     Vialta's future performance will be substantially dependent on the continued services of its senior management, especially its Chairman and Chief Executive Officer, Fred S.L. Chan, its President, Didier Pietri, and other key personnel. The loss of any members of Vialta's executive management team and its inability to hire additional executive management could harm its business and results of operations. Vialta employs its key personnel on an at-will basis. Vialta intends to obtain key person insurance for Mr. Chan, but does not maintain key person insurance policies on any of the other members of its executive management team.


ANY FUTURE BUSINESS ACQUISITIONS MAY DISRUPT VIALTA'S BUSINESS, DILUTE STOCKHOLDER VALUE OR DISTRACT MANAGEMENT ATTENTION.

     As part of Vialta's ongoing business strategy, it may consider additional acquisitions of, or significant investments in, businesses that offer products, services and technologies complementary to its own. In particular, Vialta may pursue acquisitions and strategic alliances as a means of acquiring content to be included on Vialta's ViMedia discs. Such acquisitions could materially adversely affect Vialta's operating results and/or the price of its stock. Acquisitions also entail numerous risks, including:

     - difficulty of assimilating the operations, products and personnel of the acquired businesses;

     - potential disruption of Vialta's ongoing business;

     - unanticipated costs associated with the acquisition;

     - inability of management to manage the financial and strategic position of acquired or developed products, services and technologies;

     - inability to maintain uniform standards, controls, policies and procedures; and

     - impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.

     To the extent that shares of Vialta's stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to Vialta's existing stockholders will result and Vialta's earnings per share may suffer. Any future acquisitions or strategic investments may not generate additional revenue or provide any benefit to Vialta's business, and Vialta may not achieve a satisfactory return on its investment in any acquired businesses.

LAWS OR REGULATIONS THAT GOVERN THE CONSUMER ELECTRONICS INDUSTRY, THE TELECOMMUNICATIONS INDUSTRY, COPYRIGHTED WORKS OR THE INTERNET COULD EXPOSE VIALTA TO LEGAL ACTION IF IT FAILS TO COMPLY OR COULD REQUIRE VIALTA TO CHANGE ITS BUSINESS.

     Because Vialta's Digital Home System products and services are expected to provide Vialta's customers with access to a variety of entertainment media and methods of electronic communication, it is difficult to predict what laws or regulations will be applicable to Vialta's business. Therefore, it is difficult to anticipate the impact of current or future laws and regulations on Vialta's business. Among the many regulations that may be applicable to Vialta's business are the following:

     - Federal Communications Commission regulations relating to the electronic emissions of consumer products;

     - Federal Communications Commission regulations relating to consumer products that connect to the public telephone network;


     - regulations relating to the access and use of the Internet issued by various federal and state governmental agencies, legislative bodies and courts, including the Federal Communications Commission and the Federal Trade Commission;



     - copyright laws relating to the use of copyrighted audio and video media; and



     - federal export regulations relating to the export of sensitive computer technologies such as encryption and authentication software.


     Changes in the regulatory climate or the enforcement or interpretation of existing laws could expose Vialta to legal action if it fails to comply. In addition, any of these regulatory bodies could promulgate new regulations or interpret existing regulations in a manner that would cause Vialta to incur significant compliance costs or force it to alter the features or functionality of Vialta's products and services.

VIALTA AND MANY OF ITS SUPPLIERS RELY ON A CONTINUOUS POWER SUPPLY TO CONDUCT OPERATIONS, AND CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT VIALTA'S BUSINESS AND INCREASE ITS EXPENSES.


     California is in the midst of an energy crisis that could disrupt Vialta's operations and increase its expenses. In the event of an acute power shortage, that is, when power reserves for California fall below certain levels, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. Some of Vialta's suppliers, particularly ESS, are also located in California. In addition, a significant portion of Vialta's non-manufacturing operations are located in California. If blackouts interrupt Vialta's power supply, Vialta may be temporarily unable to continue operations at its California facilities. Any such interruption in Vialta's ability to continue operations at its California facilities could harm its business and results of operations.


     RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF VIALTA STOCK

SUBSTANTIAL SALES OF VIALTA'S STOCK MAY OCCUR IMMEDIATELY FOLLOWING THE DISTRIBUTION, WHICH COULD CAUSE VIALTA'S STOCK PRICE TO DECLINE.


     ESS currently intends to distribute approximately 50,577,964 shares of Vialta Class A common stock to its shareholders. All of these shares will be freely tradable without restriction or further registration, unless the shares are owned by one of Vialta's "affiliates," as that term is defined in Rule 405 of the Securities Act of 1933. Vialta is unable to predict whether significant amounts of Vialta stock will be sold in the open market following the distribution. It is unlikely that a sufficient number of buyers will be in the market at that time. A number of factors, including the significant possibility that the distribution will be taxable to ESS shareholders as of the record date, may cause the recipients of Vialta shares in the distribution to resell those shares immediately. Any sales of substantial amounts of Vialta stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could harm the market price of Vialta's stock.


THERE HAS NEVER BEEN A TRADING MARKET FOR VIALTA'S STOCK AND ONE MAY NOT DEVELOP, WHICH MAY CAUSE VIALTA'S REPORTED STOCK PRICES TO BE VOLATILE AND LIMIT YOUR ABILITY TO SELL YOUR SHARES.


     Prior to this distribution, there has been no public market for Vialta's stock. Vialta believes the initial trading volume in its stock will be low given the need for investors to assess its prospects and progress as a public company. In addition, although it is expected that trades in Vialta's Class A common stock will be reported on the OTC Bulletin Board, neither Vialta's Class A nor Class B common stock will be listed on any securities exchange or designated for quotation on The Nasdaq Stock Market, which may further limit the trading volume. Relatively small trades in its stock could, therefore, have a disproportionate effect on Vialta's reported stock prices.



     The OTC Bulletin Board is regulated quotation service that displays real-time quotes, last-sale prices and volume information for shares of stock that are not designated for quotation on Nasdaq or a national securities exchange. Trades in OTC listed shares will be displayed only if the trade is processed by an institution acting as a market maker for those shares. Although there initially will be at least one institution acting as a market maker for Vialta's Class A shares, that institution will not be obligated to continue making a market for any specific period of time. Thus, there can be no assurance that any institution will be acting as a market maker for Vialta's Class A stock at any time. If there is no market maker for Vialta's shares and no trades in those shares are reported, it may be difficult for you to dispose of your shares or even to obtain accurate quotations as to the market price of your shares. Moreover, because the order handling rules adopted by the Securities and Exchange Commission that apply to Nasdaq listed shares do not apply to OTC listed shares, no market maker will be required to maintain an orderly market in Vialta shares. Accordingly, an order to sell Vialta's shares placed with a market maker may not be processed until buyer for the shares is readily available, if at all, which may further limit your ability to sell your shares at prevailing market prices.


     The stock markets in general, and the markets for consumer electronics and home entertainment stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may harm the trading prices of Vialta's stock. Vialta cannot assure you that you will be able to resell any of your shares at or above the initial trading price. Any of these factors could adversely affect the liquidity and trading prices of Vialta's stock.

VIALTA'S STOCK WILL MOST LIKELY BE SUBJECT TO THE REQUIREMENTS FOR PENNY STOCKS, WHICH COULD ADVERSELY AFFECT YOUR ABILITY TO SELL AND THE MARKET PRICE OF YOUR SHARES.


     Vialta currently expects that its stock will fit the definition of a penny stock. The Securities and Exchange Act of 1934 defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The Nasdaq National Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Securities and Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the customer's account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. All of these requirements may restrict your ability to sell your Vialta stock and could limit the trading volume of Vialta stock and adversely affect the price investors are willing to pay for Vialta stock.

IN THE FUTURE, VIALTA'S REVENUES AND QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY ADVERSELY AFFECT THE MARKET PRICES OF ITS STOCK AND COULD LEAD TO VIALTA BECOMING THE TARGET OF COSTLY SECURITIES CLASS ACTION LITIGATION.

     Vialta expects its revenues and operating results to fluctuate significantly due to a number of factors, many of which are outside of its control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of Vialta's future performance. It is possible that in some future periods its operating results may fall below the expectations of market analysts and investors. In this event, the market prices of Vialta's stock would likely fall. Factors that may affect Vialta's quarterly operating results include:

     - unanticipated failure to timely launch the ViDVD;

     - unsuccessful launch of the ViDVD;

     - ongoing demand and supply for ViDVD players;

     - seasonality and other consumer and advertising trends;

     - changes in the economic terms of Vialta's relationships with its strategic partners;

     - unanticipated shortfalls in the supply of components necessary for the manufacture of Vialta's products;

     - changes in Vialta's pricing policies, the pricing policies of its competitors and general pricing trends in the multimedia appliance market;

     - unanticipated shortfalls in revenue due to the fact that Vialta's expenses precede associated revenues;

     - changes in estimates of its financial performance or changes in recommendations by securities analysts;

     - release of new or enhanced products or services or introduction of new marketing initiatives by Vialta or its competitors;

     - announcements by Vialta or its competitors of the creation or termination of significant strategic partnerships, joint ventures, significant contracts, or acquisitions;

     - the market price generally for consumer electronics and home entertainment industry stocks;

     - market conditions affecting the home entertainment industry;


     - additions or departures of key personnel;


     - demand for and consumer acceptance of other anticipated future Digital Home System product and services offerings; and

     - general economic conditions.

     In the past, securities class action litigation has often been brought against a company following stock price declines. Vialta may be the target of similar litigation in the future if the price of its common stock declines. Securities litigation could result in substantial costs and diversion of management attention and resources, all of which could materially harm Vialta's business, financial condition and results of operations.

SEASONAL TRENDS MAY CAUSE VIALTA'S QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF ITS STOCK.


     Domestic consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Although predicting consumer demand for Vialta's products will be very difficult, Vialta believes that sales of ViDVD players will be disproportionately high during these periods when compared to other times of the year. As a result, if Vialta is unable to complete the launch of the ViDVD in advance of the 2001 holiday shopping season, Vialta's operating results for the fourth quarter of 2001 will be significantly lower than anticipated. In addition, due to Vialta's need for the cash flow from its shipments during the 2001 holiday shopping season to fund the planned expansion of Vialta's operations during the first, second and third quarters of 2002, any failure by Vialta to timely complete the launch of the ViDVD will also adversely affect Vialta's quarterly operating results during those subsequent quarters. Even if Vialta is successful in completing the launch of the ViDVD in advance of the 2001 holiday shopping season, Vialta's quarterly operating results will still be affected by Vialta's success in the 2001 holiday season and in future holiday seasons. Any fluctuation in Vialta's quarterly operating results may cause the market price of Vialta's stock to decline, and that decline may be substantial if the fluctuation is caused by a delay in the launch of the ViDVD. Finally, if Vialta is unable to accurately forecast and respond to consumer demand for its Digital Home System products, its reputation and brand will suffer, and the market price of its stock would likely fall.


INSIDERS WILL HAVE SUBSTANTIAL VOTING CONTROL OVER VIALTA AFTER THE DISTRIBUTION AND COULD DELAY OR PREVENT VIALTA FROM ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND YOU FROM SELLING YOUR VIALTA SHARES AT A PREMIUM TO THE SHARES' THEN CURRENT MARKET VALUE.


     After the distribution, Vialta anticipates that its officers, directors and five percent or greater stockholders will beneficially own or control, directly or indirectly, approximately 18,272,909 Class A shares and approximately 34,100,000 Class B shares, which in the aggregate will represent a 44.3% voting interest in the outstanding shares of Vialta common stock. Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, will beneficially own or control, directly or indirectly, approximately 18,213,364 Class A shares and approximately 13,200,000 Class B shares, which in the aggregate will represent a 35.3% voting interest in the outstanding shares of Vialta common stock. These stockholders will have the ability to control all matters submitted to Vialta stockholders for approval, including the election and removal of directors and the approval of any business combinations. You can read more about the ownership of Vialta shares by its executive officers, directors and principal stockholders in the section entitled "Principal Stockholders" beginning on page 52.


PROVISIONS IN VIALTA'S CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT ACQUISITION OF VIALTA, WHICH COULD DECREASE THE VALUE OF VIALTA'S SHARES.


     Vialta's amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire Vialta without the consent of its board of directors. Delaware law also imposes some restrictions on mergers and other business combinations between Vialta and any holder of 15% or more of Vialta's outstanding shares. Although Vialta believes these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with its board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This information statement, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements. These statements relate to future events or Vialta's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Vialta or Vialta's industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this information statement. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These and other factors may cause Vialta's actual results to differ materially from any forward-looking statement.


                                DIVIDEND POLICY

     Vialta has never declared or paid cash dividends on its capital stock, and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Vialta currently anticipates that it will retain all of its future earnings for use in the development and expansion of its business and for general corporate purposes. Future dividends, if any, will be at the discretion of its board of directors and will depend upon its financial condition, operating results and other factors as determined by its board of directors. In addition, any agreement between Vialta and future lenders may restrict its ability to pay dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Vialta's consolidated financial statements and related notes included elsewhere in this information statement. The selected consolidated statement of operations data set forth below for the periods from Vialta's inception to December 31, 1999 and for the year ended December 31, 2000, and the selected consolidated balance sheet data as of December 31, 1999 and 2000 are derived from, and are qualified by reference to, Vialta's audited consolidated financial statements included elsewhere in this information statement.


     The consolidated statements of operations data for the three months ended March 31, 2000 and 2001 and for the cumulative period from April 20, 1999 through March 31, 2001 and the consolidated balance sheet data as of March 31, 2001 and 2000 are derived from unaudited consolidated financial statements included elsewhere in this information statement. In the opinion of Vialta's management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of those periods.



     The pro forma net loss per share figures give effect to the recapitalization of Vialta and the transfer of approximately 9,822,136 shares of Vialta common stock from ESS to Vialta.



                                                                PERIOD FROM                    PERIOD FROM
                                                                 APRIL 20,                      APRIL 20,
                                             THREE MONTHS       1999 (DATE                     1999 (DATE
                                                 ENDED         OF INCEPTION)                  OF INCEPTION)
                                               MARCH 31,          THROUGH       YEAR ENDED       THROUGH
                                           -----------------     MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                            2001      2000         2001            2000           1999
                                           -------   -------   -------------   ------------   -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Operating expenses:
  Research and development...............  $ 4,528   $ 5,678     $ 25,455        $ 19,558        $ 1,369
  Sales and marketing....................      995       600        4,584           2,927            662
  General and administrative.............    2,357     1,153        9,566           6,699            510
                                           -------   -------     --------        --------        -------
Operating loss...........................   (7,880)   (7,431)     (39,605)        (29,184)        (2,541)
Interest income and other income
  (expense), net.........................    1,378     1,950        7,962           6,063            521
Interest expense.........................     (167)       --         (224)            (57)            --
                                           -------   -------     --------        --------        -------
Loss before income tax benefit...........   (6,669)   (5,481)     (31,867)        (23,178)        (2,020)
                                           -------   -------     --------        --------        -------
Income tax benefit.......................       --        65        1,060             260            800
                                           -------   -------     --------        --------        -------
Net loss.................................  $(6,669)  $(5,416)    $(30,807)       $(22,918)       $(1,220)
                                           =======   =======     ========        ========        =======
Net loss per share, basic and diluted....  $ (1.07)  $ (0.87)                    $  (3.68)       $ (0.71)
                                           =======   =======                     ========        =======
Weighted average shares..................    6,231     6,220                        6,222          1,716
                                           =======   =======                     ========        =======
Pro-forma net loss per share, basic and
  diluted(1).............................  $ (0.07)  $ (0.06)                    $  (0.29)
                                           =======   =======                     ========
Pro-forma weighted average shares(1).....   91,098    88,209                       90,371
                                           =======   =======                     ========


-------------------------

(1) The pro forma net loss per share for the three months ended March 31, 2001 and 2000 and for the year ended December 31, 2000 assume that the exchange of the preferred stock for common stock in connection with Vialta's recapitalization occurred on January 1, 2000 or the date of original issuance, if later.

                                              PRO FORMA                              DECEMBER 31,
                                              MARCH 31,   MARCH 31,   MARCH 31,   -------------------
                                                2001        2001        2000        2000       1999
                                              ---------   ---------   ---------   --------   --------
Cash and cash equivalents, short-term
  investments...............................              $ 98,009    $132,335    $136,490   $112,844
Working capital.............................               100,892     129,260     109,870    111,920
Total assets................................               117,449     142,407     153,691    114,580
Notes to related party......................                    --          --      30,000         --
Other current liabilities...................                 4,021       5,753       3,594        940
Redeemable convertible preferred stock......               142,600     142,600     142,600    114,780
Total stockholders' equity (deficit)........  $113,428     (29,172)     (5,081)    (22,503)    (1,140)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Vialta's financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and Vialta's consolidated financial statements and related notes and other financial information included elsewhere in this information statement. In addition to historical information, the discussion in this information statement contains certain forward-looking statements that involve risks and uncertainties. Vialta's actual results could differ materially from those anticipated by these forward-looking statements due to many factors, including those described in "Risk Factors" and elsewhere in this information statement.

OVERVIEW


     Vialta was incorporated as a wholly-owned subsidiary of ESS on April 20, 1999. Vialta has developed a multi-featured DVD player that offers Internet access and other features that differentiate it from most DVD players currently available in the U.S. consumer market. Vialta's ViDVD player is the first product offering from Vialta's "Digital Home System" platform, which Vialta anticipates will grow to support a family of multimedia Internet appliances, as well as a complementary system for the delivery of home entertainment content. The ViDVD is a multi-purpose home entertainment device that enables consumers to play DVD, CD, MP3, karaoke and other audio and video formats and to browse the Internet through their television. The ViDVD also will be compatible with Vialta's proprietary, encrypted ViMedia discs, which will provide consumers with the opportunity to select and purchase one or more selections from a variety of videos, karaoke titles and other home entertainment content. Future Vialta products that will be compatible with the Digital Home System platform may include a videophone, DVD burner, hard-disc digital recorder and digital photography functions. Vialta's goal is to make the ViDVD the centerpiece of consumers' home entertainment systems, combining Internet access with the features of several current consumer electronics devices into a single affordable product.



     Vialta has had no revenues from operations and has historically used vendor credit and private offerings of convertible preferred stock and common stock to fund its operations and provide for capital requirements during its development stage. For the three months ended March 31, 2001 and March 31, 2000, Vialta had net losses of $6.7 million and $5.4 million, respectively, and expects to continue to incur an increased level of losses in the second and third quarters of 2001. The losses reflect Vialta's cash burn rate for the periods indicated. From inception through March 31, 2001, Vialta had a net loss of $30.8 million. Vialta expects to commence shipments of the ViDVD during the third quarter of 2001 and, as a result, to experience a significant increase in working capital requirements due to internal and channel inventory requirements, which may be partially offset by extended credit terms from suppliers.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 2000

     The following table discloses key elements of the statements of operations, expressed as a percentage of total operating expenses.

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    MARCH 31,
                                                                2001         2000
                                                              ---------    ---------
Operating expenses:
  Research and development..................................     57.5%        76.4%
  Sales and marketing.......................................     12.6          8.1
  General and administrative................................     29.9         15.5
                                                                -----        -----
Operating loss..............................................    100.0        100.0
Nonoperating income, net....................................     15.4         26.2
                                                                -----        -----
Loss before income tax benefit..............................     84.6         73.8
                                                                -----        -----
Income tax benefit..........................................       --          0.9
                                                                -----        -----
Net loss....................................................     84.6%        72.9%
                                                                =====        =====


     Research and Development. Research and development expenses were $4.5 million for the three months ended March 31, 2001, or 57.5% of operating expenses, compared to $5.7 million, or 76.4% of operating expenses for the three months ended March 31, 2000. The decrease was primarily due to a nonrecurring purchase of technology from ESS, a related party, in the amount of $2.0 million in the first quarter of 2000. The decrease was offset by increases in payroll and other expenses due to increased headcount and operating supplies as Vialta has expanded development efforts. Vialta expects research and development spending to increase in future periods as it continues to develop product enhancements and additional products and services.


     Sales and Marketing. Sales and marketing expenses were $1.0 million for the three months ended March 31, 2001, or 12.6% of operating expenses, compared to $600,000, or 8.1% of operating expenses, for the three months ended March 31, 2000. The increase was primarily due to increases in payroll and marketing expenses due to increased headcount and product introduction. Vialta expects sales and marketing spending to increase in future periods as it introduces its products.

     General and Administrative. General and administrative expenses were $2.4 million for the three months ended March 31, 2001, or 29.9% of operating expenses, compared to $1.2 million, or 15.5% of operating expenses, for the three months ended March 31, 2000. The increase was primarily due to increases in payroll and other expenses due to increased headcount and operating supplies as Vialta has expanded development efforts. Vialta expects general and administrative expense spending to increase in future periods as it builds its infrastructure to meet its administrative and operational needs as a stand-alone company.

     Nonoperating Income. Net nonoperating income was $1.2 million for the three months ended March 31, 2001 compared to $1.9 million for the three months ended March 31, 2000. Net nonoperating income consists primarily of net interest income. The decrease in net interest income was due to lower cash balances and interest expense of approximately $167,000 for the three months ended March 31, 2001.


     Income Tax Benefit. Vialta did not make a provision for income taxes for the three months ended March 31, 2001 compared to recording an income tax benefit of $65,000 for the three months ended March 31, 2000. The income tax benefit for the three months ended March 31, 2000 was a reimbursement of $65,000 from ESS pursuant to tax arrangements between ESS and Vialta as a result of ESS realizing a tax benefit for utilizing Vialta's net operating losses in the three months ended March 31, 2000. No tax benefit has been recognized during the three months ended March 31, 2001 since ESS does not expect to benefit during 2001 from Vialta's net operating losses. Also, Vialta does not expect any tax expenses during 2001 because Vialta does not anticipate any net taxable income during this year.


     Net Loss. Vialta incurred a net loss of $6.7 million for the three months ended March 31, 2001, compared to $5.4 million for the three months ended March 31, 2000. The increase of $3.3 million in net loss, net of a $2.0 million non-recurring purchase of technology during the three months ended March 31, 2000, was primarily due to increased operating expenses associated with Vialta's growth and development.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE PERIOD FROM APRIL 20, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

     The following table discloses key elements of the statements of operations, expressed as a percentage of total operating expenses.

                                                                              PERIOD FROM APRIL 20,
                                                                                  1999 (DATE OF
                                                               YEAR ENDED      INCEPTION) THROUGH
                                                              DECEMBER 31,        DECEMBER 31,
                                                                  2000                1999
                                                              ------------    ---------------------
Operating expenses:
  Research and development..................................      67.0%                53.9%
  Sales and marketing.......................................      10.0                 26.0
  General and administrative................................      23.0                 20.1
                                                                 -----                -----
Operating loss..............................................     100.0                100.0
Nonoperating income, net....................................      20.6                 20.5
                                                                 -----                -----
Loss before income tax benefit..............................      79.4                 79.5
Income tax benefit..........................................       0.9                 31.5
                                                                 -----                -----
Net loss....................................................      78.5%                48.0%
                                                                 =====                =====

     Research and Development. Research and development expenses were $19.6 million for the year ended December 31, 2000, or 67.0% of operating expenses, compared to $1.4 million, or 53.9% of operating expenses for the period from inception through December 31, 1999. The increase was primarily due to increases in staffing and employee-related expenses, as Vialta ramped up development efforts and expenses relating to the business completing a full year of operations. Vialta also purchased ViPhone and web browser technology from ESS, a related party, in the amount of $2.0 million in the first quarter of 2000. Vialta expects research and development spending to increase in future periods as it continues to develop additional products and services.

     Sales and Marketing. Sales and marketing expenses were $2.9 million for the year ended December 31, 2000, or 10.0% of operating expenses, compared to $662,000, or 26.0% of operating expenses, for the period from inception through December 31, 1999. The increase was primarily due to increases in payroll and marketing expenses due to increased headcount and product introduction. Vialta expects sales and marketing spending to increase in future periods as it introduces its products.

     General and Administrative. General and administrative expenses were $6.7 million for the year ended December 31, 2000, or 23.0% of operating expenses, compared to $510,000, or 20.1% of operating expenses, for the period from inception through December 31, 1999. The increase was primarily due to increases in payroll and other employee-related expenses as a result of increased headcount and expenses relating to completing a full year of operations. Vialta expects general and administrative expense spending to increase in future periods as it builds its infrastructure to meet its administrative and operational needs as a stand-alone company.


     Nonoperating Income. Net nonoperating income was $6.0 million for the year ended December 31, 2000, or 20.6% of net expenses, compared to $521,000, or 20.5% of net expenses for the period from inception through December 31, 1999. The increase in net nonoperating income was due to an increase in net interest income, which increase was partially offset by a write off of an investment in the amount of $1.7 million in the third quarter of 2000. Vialta wrote this investment off because it concluded that the investment had suffered an other than temporary decline in value, based on the financial condition of the company in which it had invested. The increase in net interest income in 2000 was due to higher average cash balances.


     Income Tax Benefit. Vialta recorded an income tax benefit of $260,000 for the year ended December 31, 2000, compared to an income tax benefit of $800,000 for the period from inception to December 31, 1999. Pursuant to a tax arrangement between ESS and Vialta, the income tax benefit for the year ended December 31, 2000 and the period from inception to December 31, 1999 results from ESS realizing a tax benefit for utilizing Vialta's net operating losses. Vialta does not expect to recognize any tax benefit under this arrangement during 2001 since ESS does not expect to benefit during 2001 from Vialta's net operating losses. Vialta does not expect any tax expenses during fiscal year 2001 because Vialta does not anticipate any net taxable income during this year.


     Net Loss. The net loss was $22.9 million for the year ended December 31, 2000, or 78.5% of net expenses, compared to $1.2 million for the period from inception through December 31, 1999, or 48.0% of operating expenses. The increase in net loss was primarily due to increased operating expenses associated with Vialta's growth and development.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2001, Vialta had $98.0 million in cash, cash equivalents and short-term investments compared to $136.5 million as of December 31, 2000, representing a decrease of $38.5 million. The December 31, 2000 figure includes a $30.0 million loan from a related party controlled by Annie M.H. Chan, a director of ESS and the spouse of Fred S.L. Chan, Chairman and Chief Executive Officer of Vialta. The $30.0 million short-term loan along with $194,000 in accrued interest was repaid in January 2001.


     Vialta's principal sources of liquidity were cash, cash equivalents and short-term investments. Net cash used in operating activities was approximately $4.9 million and $2.7 million for the three months ended March 31, 2001 and March 31, 2000, respectively, representing an increase of approximately $2.2 million. The increase was primarily due to increased operating expenses incurred by Vialta in its efforts to complete development of its first commercial products and prepare for a product launch by September 2001. For the three months ended March 31, 2001 and March 31, 2000, Vialta had a net loss of $6.7 million and $5.4 million, respectively, and expects to continue to incur an increased level of losses in the second and third quarters of 2001. The losses reflect Vialta's cash burn rate for the periods indicated. Vialta expects to begin shipment of its first product during the third quarter of 2001 and, as a result, to experience a significant increase in working capital requirements due to internal and channel inventory requirements, which increase may be partially offset by extended credit terms from suppliers.



     Vialta believes that its existing cash and cash equivalents as of March 31, 2001 will be sufficient to fund acquisitions of inventory, property and equipment and provide adequate working capital through at least the 12-month period ending March 31, 2002. However, to achieve its longer term goals of introducing additional products and services to consumers beyond March 31, 2002, Vialta believes it will need to raise additional capital, which may not be available on acceptable terms, if at all. Capital expenditures for the 12-month period ending March 31, 2002 are anticipated to be approximately $24.8 million to be used primarily for the acquisition of media content licenses and capital equipment. Net inventory build requirements are expected to be approximately $52.5 million during the 12-month period ending March 31, 2002. Vialta may also utilize cash to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies and media content which may significantly increase Vialta's planned requirements for capital. In addition, from time to time, in the ordinary course of business, Vialta may evaluate potential acquisitions of or investments in such businesses, products or technologies owned by third parties.

     Vialta has historically used vendor credit as well as private offerings of convertible preferred stock and common stock to fund operations and provide for capital requirements during its development stage. Vialta believes its current cash and cash equivalents together with future private and public equity offerings, as well as private debt offerings including bank financing and credit lines and leases will be sufficient to fund future operations plus planned and unplanned capital and investment activities. However, the price per share of any future equity-related financing will be determined at about the time the offering is made and cannot be determined or anticipated at this time. If additional funds are raised through the issuance of equity securities, the percentage ownership of current stockholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of current stockholders. Vialta cannot assure you that additional financing will be available or that, if available, it can be obtained on terms favorable to Vialta and its stockholders. If adequate funds are not available if and when needed, Vialta would be required to delay, limit or eliminate some or all of its proposed operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Interest Rate Risks. Vialta invests in short-term investments. Consequently, Vialta is exposed to fluctuation in interest rates on these investments. Increases or decreases in interest rates generally translate into decreases and increases in the fair value of these investments. In addition, the credit worthiness of the issuer, relative values of alternative investments, the liquidity of the instrument, and other general market conditions may affect the fair values of interest rate sensitive investments. In order to reduce the risk from fluctuation in rates, Vialta invests in highly liquid governmental notes and bonds with contractual maturities of less than two years. All of the investments have been classified as available for sale, and at March 31, 2001, the fair market value of Vialta's investments approximated their costs.

     Foreign Exchange Risks. Because Vialta's products are manufactured primarily in Asia, Vialta is exposed to market risk from changes in foreign exchange rates, which could affect its results of operations and financial condition. In order to reduce the risk from fluctuation in foreign exchange rates, Vialta's product sales and all of its arrangements with its third party manufacturers and component vendors are denominated in U.S. dollars. Vialta does not engage in any currency hedging activities.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as a part of a hedge transaction, and if so, the type of hedge transaction. The effective date of SFAS 133, as amended, is for fiscal years beginning after June 15, 2000. Vialta does not currently hold derivative instruments or engage in hedging activities.

     In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial position or results of operations of Vialta.


     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Vialta believes that the adoption of SFAS 141 will not have a significant impact on its financial statements.



     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Vialta is currently assessing the impact of SFAS 142 on its financial position and results of operations.

                                    BUSINESS

OVERVIEW

     Vialta has developed a multi-featured DVD player that offers Internet access and other features that differentiate it from most DVD players currently available in the U.S. consumer market. This ViDVD player is the first product offering from Vialta's "Digital Home System" platform, which Vialta anticipates will grow to support a family of multimedia Internet appliances, as well as a complementary system for the delivery of home entertainment content.


     The ViDVD is a multi-purpose home entertainment device that enables consumers to play DVD, CD, MP3, karaoke and other audio and video formats and to browse the Internet through their television. The ViDVD also allows consumers to view pictures taken with a digital camera on their television screen. Vialta expects the ViDVD to be complemented by its ViMedia content delivery service, through which Vialta will distribute discs with movies, music, karaoke and other home entertainment content licensed by Vialta. Unlike standard CDs or DVDs currently on the market, these proprietary ViMedia discs can incorporate a variety of entertainment content on one disc. ViMedia discs can be played only on products supported by the Digital Home System platform.


     The Digital Home System platform consists of Vialta's internally-developed operating system and related software. This platform allows users to access the Internet from their living room through an easy-to-use interface, and to play disc content in a variety of audio and video formats. The Digital Home System platform also includes a parental control feature for content contained on discs that include a rating system. In addition to its use in Vialta-branded products, Vialta anticipates that it will license its Digital Home System platform architecture to manufacturers of consumer electronics products and Internet appliances.


     Vialta's goal is to make the ViDVD and other Digital Home System-supported products the centerpiece of consumers' home entertainment systems, combining Internet access with the features of several current consumer electronics devices into a single affordable product. Vialta intends to commence shipments of the ViDVD to the retail channel in September 2001.


2001 PLAN OF OPERATIONS


     During the remainder of 2001, Vialta anticipates continuing with research and development of the Digital Home System platform, the ViDVD, the ViMedia content delivery service and future Digital Home Systems products. These efforts will include the development of communication frameworks, payment architecture, content delivery architecture and digital rights management, as well as new features and performance enhancements for the ViDVD. Vialta also intends to commence shipments of the ViDVD to the retail channel in September 2001. Vialta expects to continue its efforts to gain shelf space for the ViDVD in major consumer electronics stores and mass merchant retailers. In addition, Vialta intends to pursue arrangements under which established original equipment manufacturers license the Digital Home System platform technology for the manufacture and distribution of ViDVDs.


PRODUCTS AND SERVICES


     The ViDVD. The ViDVD is a multi-purpose DVD player designed to play a variety of rich media content and provide Internet access. The ViDVD plays video content in DVD and Vialta's proprietary ViMedia format, audio content in CD, MP3 and Vialta's proprietary ViAudio format. The ViDVD also features a karaoke player and the ability to support JPEG digital image files stored on a CD-ROM, which enables consumers to view pictures taken with a digital camera on their television screen. In addition to these features, the ViDVD offers Internet access via a built-in modem and user navigational control with its wireless keyboard and wireless remote control. The ViDVD features an easy-to-use interface that provides one-click access to each of its various functions, and includes a basic email application for use with a dial-up Internet connection. In addition, the ViDVD includes a parental control function that allows users to utilize the rating systems in place on certain discs to restrict the device's ability to play specific content.


     Vialta expects that its unique combination of semiconductor components and the browser architecture built into Vialta's Digital Home System platform will make the consumer price of the ViDVD comparable to that of medium to higher-priced multi-function DVD players and less expensive than most Internet based consumer appliances.


     ViMedia content delivery service. Both Vialta self-branded ViDVDs and ViDVDs produced by companies that license Vialta's Digital Home System platform are expected to be complemented by the ViMedia content delivery service, through which Vialta will distribute discs with movies, karaoke, documentaries, cooking and travel programs, cartoons and other home entertainment content. Vialta plans to include a single bundled ViMedia disc in its first shipment of ViDVDs, and plans to register purchasers for free shipments of a limited number of additional ViMedia discs. The ViMedia discs include content licensed by Vialta. Vialta will need to license or acquire additional content in order to provide new ViMedia discs, and is currently exploring new opportunities to license or acquire additional content.

     Vialta anticipates that ViMedia discs with content-based themes will be distributed regularly to all registered ViDVD users, and that all content on these discs will be integrated into a comprehensive ViMedia index on a film-by-film or song-by-song basis. Over time, Vialta expects that ViMedia participants will develop a fully-indexed library of movies, karaoke songs, documentaries, cooking and travel programs, cartoons and other home entertainment content. The ViMedia interface enables users to quickly search all of the content on a disc by artist or title. In addition, ViMedia discs will include hyperlinks to web sites for access to content and online commerce opportunities with ViMedia advertisers.


     The Digital Home System platform. Vialta's Digital Home System platform provides multimedia appliances, including the first Digital Home System product, the ViDVD, with an easy-to-use interface with a distinct look and feel. The platform is driven by ESS-produced semiconductor solutions. Vialta's proprietary architecture and related software provide features that differentiate its products from standard DVD players and other similar offerings. Specifically, Vialta's Digital Home System platform enables users to browse the Internet via a wireless keyboard or remote control over a television-based interface.



     Future products and services. Vialta anticipates that it will develop additional products compatible with the Digital Home System platform that may include a videophone, DVD burner and hard-disc digital recorder. In addition, Vialta anticipates that users may be able to update some of the features of their ViDVDs through software upgrades downloaded from the Internet.


SALES AND MARKETING


     Initially, Vialta expects to sell the ViDVD through a limited number of regional consumer electronics retail stores. Vialta will continue to attempt to gain shelf space for the ViDVD in national consumer electronics retail stores, as well as in mass merchant retail stores, but Vialta does not anticipate that its products will be sold in such stores until after the 2001 holiday season, if at all. Vialta intends to use its direct sales force, manufacturers' representatives and distributors to place its products in these stores. Additionally, Vialta expects to market its products on television shopping channels and through its web site.



     Vialta also intends to license its Digital Home System platform technology to other companies that want to manufacture and distribute ViDVDs. Vialta is currently pursuing agreements with several original equipment manufacturers providing for this kind of license. Vialta is targeting established original equipment manufacturers that have access to significant retail channels and can more efficiently develop and manage the marketing of consumer electronics products. Vialta plans to work in conjunction with ESS to jointly target current customers of ESS semiconductor solutions.


     Vialta does not plan to spend significant funds sponsoring a large-scale media advertising budget. This approach is largely driven by its desire to offer affordable Digital Home System products. Instead, Vialta intends to focus initially on promotional programs to educate sales associates at national consumer electronics retailers about the benefits of Vialta's Digital Home System products. Vialta also plans to develop and deploy kiosks inside major retail outlets that will provide retail shoppers with a hands-on demonstration of its Digital Home System products. In addition, Vialta anticipates entering into cooperative advertising arrangements with its retail partners and distributors, and providing product and platform support to those companies that have licensed Vialta's Digital Home System technology.

CUSTOMER SERVICE AND SUPPORT

     Vialta believes that customer service and technical support are essential parts of the sales process in its markets. Vialta intends to work closely with its end-users both to improve customer satisfaction and develop future Digital Home System products and features to meet specific customer needs. Vialta anticipates that it will have call centers based in Toronto, Canada and Fremont, California that will answer user questions relating to its Digital Home System products and provide support for any future content delivery service offered in connection with the ViDVD.

PRODUCT DEVELOPMENT


     Vialta's product development efforts are focused on the design and development of a software and applications framework to enhance its Digital Home System offerings. Vialta believes that these efforts will allow it to introduce new and improved products in a timely manner at competitive prices.



     Vialta's engineers are currently developing improvements to the operating system software that supports the Digital Home System platform. Vialta is also focusing efforts on developing communication frameworks, payment architecture, content delivery architecture, digital rights management, and new features and performance enhancements for the ViDVD. Vialta's engineers are also engaged in the development of new Digital Home System products as well as future generations of the ViDVD.


     Vialta's research and development expenses were approximately $1.4 million and $19.6 million for the period from inception to December 31, 1999 and the year ended December 31, 2000, respectively, and $4.5 million for the three months ended March 31, 2001.

     In October 1999, Vialta entered into an agreement with EnReach Technology for the acquisition of EnReach's web site software. As part of this agreement, eight contract engineers were transferred from EnReach's Canadian office to Vialta as regular full-time employees. In December 1999, Vialta established a wholly-owned subsidiary, Vcom Canada Holdings, Inc., which operates as a research and development center for web site portal development.


     In August 1999, Vialta entered into two research and development agreements with ESS, which specify the terms under which Vialta and ESS will provide each other with product development services. These agreements provide that Vialta will own any technology developed under these agreements with respect to its videophone and web browser businesses. The terms of the research and development agreements will be superceded by the master technology ownership and license agreement to be entered into by ESS and Vialta prior to the distribution.


INTELLECTUAL PROPERTY

     Intellectual property protection. Vialta relies on a combination of patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with Vialta's employees, customers, partners and others to protect its proprietary rights. Vialta has filed two patent applications, one to cover ViDVD proprietary functions and digital encoder and decoder solutions and another to cover audio compression technology. In addition, Vialta has filed similar applications in Taiwan and with the patent cooperation treaty, which reserves the right to file in foreign countries. To date, none of the patents have been issued.


     Vialta has filed trademark applications in the U.S., Brazil, Canada, China, the European Union, Hong Kong, Japan, Singapore and Taiwan. The marks for which Vialta has filed applications include the Vialta logo, ViDVD, ViMedia, ViMag, ViMagazine, ViAudio, ViOS and ViZip.

     Arrangements with ESS. Prior to the distribution, ESS and Vialta intend to enter into a master technology ownership and license agreement, pursuant to which ESS and Vialta will acknowledge the specific technology and trademarks related to Vialta's business that are owned by Vialta.



     At the time of its formation, Vialta entered into several intellectual property agreements with ESS. It purchased from ESS all of ESS' proprietary rights and benefits conferred under U.S. laws with respect to its videophone business and web browser business. Vialta also entered into two research and development agreements, under which Vialta and ESS provide each other with product development services. The master technology ownership and license agreement supercedes prior intellectual property and research and development agreements between ESS and Vialta. In addition, Vialta entered into a purchase agreement under which ESS agreed to provide Vialta with semiconductor products. See "Related Party Transactions -- Separation Agreements between ESS and Vialta" beginning on page 47.


MANUFACTURING

     Vialta develops all of its products internally and outsources manufacturing. Vialta's self-branded ViDVDs are expected to be manufactured by multiple contract manufacturing vendors located in China. Vialta anticipates entering into manufacturing arrangements with these vendors which will provide Vialta with sufficient manufacturing capacity. Vialta's quality assurance engineers will be on-site at the manufacturing locations. Vialta plans to outsource import and export logistics, including clearance of Chinese and U.S. customs, ocean freight, warehousing and all shipments to retail distribution centers, individual retailers and individual customers purchasing ViDVDs online.

COMPETITION

     Vialta will target the multimedia appliance and home entertainment markets with its ViDVD product, both of which are intensely competitive and rapidly evolving.


     The ViDVD will compete directly with several other currently available or soon to be introduced multimedia appliance offerings from major consumer electronics manufacturers, such as Apex, Toshiba and Samsung, and with products developed by smaller companies, including the i2DVD, Neon, nReady and TVPC products. Like the ViDVD, nearly all of these products accommodate media in DVD, CD and MP3 format, many offer Internet access capabilities, and some include a karaoke feature.


     In addition, as a home entertainment product, Vialta expects that the ViDVD will also compete with:

     - standard DVD and CD players;

     - the Sony PlayStation 2, the Microsoft Xbox and other web-enabled, multi-function game players;

     - personal computers;

     - WebTV and other television-based Internet appliances;

     - Web-enabled wireless telephones and PDAs;

     - video-on-demand services;

     - karaoke machines; and

     - video cassette recorders and laser disc players.

     Most of these products are already widely available through retail distribution channels, and many of these products are already familiar to and accepted by consumers. Although these products lack the expanded functionality of the ViDVD and other competing multimedia appliances, most of the manufacturers and distributors of these competing home entertainment products have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners than Vialta.

EMPLOYEES

     As of June 30, 2001, Vialta had 247 employees, including 120 in research and development, 39 in marketing, sales and support, 39 in manufacturing and operations and 49 in finance and administration.

FACILITIES

     Vialta's corporate headquarters and one of its research and development centers are in a 78,000 square foot facility located in Fremont, California. Vialta leases this facility from ESS. Vialta has a research and development center in Hong Kong, where it leases 3,135 square feet of space under a lease that expires in July 2002. Vialta has 15,500 square feet of space in Toronto, Canada, under a lease that expires in September 2004. The facility in Canada is used to house Vialta's portal development center and call center for product and Internet service provider support. Vialta also uses 2,000 square feet of space in Honolulu to house some of its Internet service provider functions under an arrangement with an entity controlled by the spouse of Vialta's Chairman and Chief Executive Officer.

LEGAL PROCEEDINGS

     Vialta is not currently engaged in any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding Vialta's executive officers and directors as of June 30, 2001:


                NAME                   AGE                            TITLE
                ----                   ---                            -----
Fred S.L. Chan.......................  54     Chairman and Chief Executive Officer
Didier Pietri........................  39     President
Charles Root.........................  49     Vice President - Marketing
Herbert Chang........................  39     Director
Matthew K. Fong......................  47     Director
Masaharu Shinya......................  57     Director



     Fred S.L. Chan has been Vialta's Chairman and Chief Executive Officer since April 1999. Mr. Chan has been a director of ESS, Vialta's parent company, since January 1986, and has been Chairman of the Board of Directors of ESS since October 1992. Mr. Chan served as Chief Executive Officer of ESS from June 1994 to September 1999. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii.



     Didier Pietri has been Vialta's President since April 2001. Prior to joining Vialta, Mr. Pietri served as President and Chief Executive Officer of TVA/Motion International, a global entertainment production and distribution company from August 1999 to March 2001. From June 1995 to July 1999, Mr. Pietri was Senior Vice President of the ABC Television Network Group, as well as President of ABC Pictures, a division of The Walt Disney Company.


     Charles Root has been Vialta's Vice President - Marketing since May 2000. From August 1999 until March 2000, he was Vice President - Marketing for Proview Technologies, a retail products manufacturer. From May 1998 to July 1999, Mr. Root was a self-employed executive planning consultant. He served as Vice President and General Manager for Hyundai Electronics America from December 1995 to April 1998.

     Herbert Chang has been a member of Vialta's board of directors since November 1999. Mr. Chang is the President of InveStar Capital, Inc., a venture capital firm. He has held that position since August 1996. Mr. Chang holds a B.S. in Geology from National Taiwan University and a Masters in Business Administration from National Chiao-Tung University.

     Matthew K. Fong has been a member of Vialta's board of directors since April 1999. Mr. Fong serves as Vice Chairman of the Board of ESS. Since February 1999, Mr. Fong has been an attorney with the law firm of Sheppard, Mullin, Richter & Hampton, LLP and the Chief Executive Officer of Strategic Advisory Group, a financial and high technology consulting group that he founded. Prior to that, Mr. Fong served as California State Treasurer from January 1995 to January 1999. He has also led global investment missions as the Chief Financial Officer for California and served on the National Economic Growth and Taxation Committee in Washington, D.C. Mr. Fong was Vice Chairman of the State Board of Equalization from 1991 to 1994.


     Masaharu Shinya has been a member of Vialta's board of directors since April 1999. Mr. Shinya is the Chairman and Chief Executive Officer of Global Alliance Inc., a technology consulting firm that he founded in March 1999. Since April 1999, he has served as the Chairman and Chief Executive Officer of Universe Electron Corporation, a company that distributes semiconductor products. From September 1990 to March 1999, Mr. Shinya was the President of another distributor of semiconductor products, Kanematsu Semiconductor Corporation. Mr. Shinya currently serves as a director of Impala Linear Corporation, Capella Microsystems, Inc., and Altigen Communications, Inc.

BOARD COMPOSITION


     Vialta's board of directors currently consists of four members serving in three classes with staggered terms. Messrs. Chang's and Shinya's initial terms will expire in 2002. Mr. Fong's initial term will expire in 2003. Mr. Chan's initial term will expire in 2004. Thereafter, Vialta's directors will be elected to three-year terms. The classification of Vialta's board of directors may delay or prevent a change of control of Vialta or in its management. See "Description of Capital Stock -- Anti-Takeover Effects of Vialta's Certificate of Incorporation, Bylaws and Delaware Law" beginning on page 55.


BOARD COMMITTEES

     The audit committee of Vialta's board of directors recommends the appointment of Vialta's independent auditors, reviews its internal accounting procedures and financial statements and consults with and reviews the services provided by its independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Shinya and Fong.

     The compensation committee of the board of directors reviews and approves compensation and benefits for Vialta's executive officers, administers the stock option plans and makes recommendations to the board of directors regarding such matters. The compensation committee currently consists of Messrs. Shinya and Fong.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None of the members of Vialta's compensation committee has at any time been one of its officers or employees. None of Vialta's executive officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on Vialta's compensation committee. Prior to the creation of Vialta's compensation committee, all compensation decisions were made by its full board.


COMPENSATION OF DIRECTORS


     Vialta's directors do not receive cash compensation for their services as directors or members of committees of the board, but are reimbursed for reasonable expenses incurred in attending meetings of the board of directors and of committees of the board of directors. Vialta's non-employee directors are eligible to receive grants of options to purchase shares of Vialta common stock under Vialta's 2000 directors stock option plan. Pursuant to the directors stock option plan, in June 2000, Messrs. Chang and Shinya were each granted an option to purchase 32,000 shares of common stock at an exercise price of $2.01 per share in connection with their service on Vialta's board of directors. In connection with the recapitalization, these options became exercisable for the same number of shares of Class A common stock. Each of the options vest as to one-fourth of the shares on each of the first four anniversaries of the grant date. Under the directors stock option plan, established to provide incentives for non-employee directors, each new non-employee member of the board of directors receives an initial option grant of 32,000 shares of Class A common stock. So long as the director continues to serve on Vialta's board of directors, on each anniversary of this initial grant, he or she will receive an additional option grant of 8,000 shares of Class A common stock. Accordingly, in June 2001, Messrs. Chang and Shinya were each granted an additional option grant to purchase 8,000 shares of Class A common stock at an exercise price of $1.18 per share. These options vest as to one-fourth of the shares on each of the first four anniversaries of the grant date.


     Directors who are also employees are eligible to receive options and be issued shares of Vialta common stock under Vialta's 1999 stock incentive plan.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table presents information regarding compensation paid or earned by Vialta's Chief Executive Officer. Vialta had no other executive officers whose total salary and bonus for the year ended December 31, 2000 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM AND OTHER
                                                                            COMPENSATION AWARDS
                                                                       -----------------------------
                                                                       NUMBER OF
                                                ANNUAL COMPENSATION    SECURITIES
                   NAME AND                     -------------------    UNDERLYING       ALL OTHER
              PRINCIPAL POSITION                 SALARY      BONUS      OPTIONS      COMPENSATION(1)
              ------------------                ---------    ------    ----------    ---------------
Fred S.L. Chan................................  $248,000       $--        --              $462
  Chairman and Chief Executive Officer

-------------------------
(1) Represents dollar value of premiums paid by Vialta under Vialta's group term life insurance policy and accidental death and dismemberment policy on behalf of the named executive officer.

  OPTION GRANTS IN LAST FISCAL YEAR

     Vialta did not grant any stock options to the executive officer named in the Summary Compensation Table above during the year ended December 31, 2000.


     During 2000, Vialta granted options to purchase an aggregate of 1,056,000 shares of its common stock to employees, directors and consultants, which became options to purchase the same number of shares of Class A common stock in connection with the recapitalization. All options were granted under Vialta's 1999 stock incentive plan at exercise prices equal to the fair market value of Vialta's common stock on the date of grant, as determined by the board of directors, taking into account the purchase price paid by investors for shares of Vialta's preferred stock, the liquidation preferences and other rights, privileges and preferences associated with the preferred stock and an evaluation by the board of directors of Vialta's revenues, operating history and prospects.


  AGGREGATE OPTION EXERCISES AND YEAR-END HOLDINGS


     The following table presents the number of shares of Class A common stock subject to exercisable and unexercisable options held as of December 31, 2000 by the executive officer named in the Summary Compensation Table above. Value at the year ended December 31, 2000 is measured as the difference between the exercise price and the deemed fair value of the underlying securities on December 31, 2000. The value of unexercised options set forth below is calculated based on the deemed fair value of the underlying securities on December 31, 2000 of $1.68 per share minus the exercise price. The executive officer named in the Summary Compensation Table above did not exercise an option during the year ended December 31, 2000.


       AGGREGATE OPTION EXERCISES IN 2000 AND VALUES AT DECEMBER 31, 2000


                                                      NUMBER OF SECURITIES
                                                           UNDERLYING          VALUE OF UNEXERCISED IN-
                                                       UNEXERCISED OPTIONS       THE-MONEY OPTIONS AT
                                                      AT DECEMBER 31, 2000        DECEMBER 31, 2000
                                                      ---------------------    ------------------------
                        NAME                          VESTED      UNVESTED      VESTED       UNVESTED
                        ----                          -------    ----------    --------    ------------
Fred S.L. Chan......................................    --       1,000,000        $--       $1,405,000

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS



     In October 1999, Vialta granted an option to Fred S.L. Chan, its Chairman and Chief Executive Officer, to purchase 1,000,000 shares of Vialta common stock at an exercise price of $0.275 per share. In connection with the recapitalization, these options became exercisable for the same number of shares of Class A common stock. The vesting of the option accelerates and shall become exercisable in full upon an acquisition of Vialta, completion of an initial public offering with a valuation of more than $1 billion prior to December 31, 2001, or at the end of a five-year vesting schedule.


STOCK PLANS

  1999 STOCK INCENTIVE PLAN


     The Vialta 1999 stock incentive plan was adopted by the board of directors and approved by Vialta's stockholders in August 1999. A total of 10,000,000 shares of Class A common stock are authorized and reserved for issuance under the stock incentive plan. As of June 30, 2001, options to purchase 2,792,800 shares of common stock were outstanding under the stock incentive plan, 71,250 shares had been issued upon exercise of options and 7,135,950 shares were available for future grant. In connection with the recapitalization, all options outstanding under the plan became exercisable for the same number of shares of Class A common stock, and the 71,250 shares of common stock that had been issued upon exercise of options were exchanged for 78,375 shares of Class B common stock. All future options granted under the plan will be exercisable for shares of Class A common stock. If any award granted under the stock incentive plan expires or terminates or if Vialta reacquires any shares issued pursuant to an award, the shares subject to the terminated portion and any reacquired shares will again become available for issuance under the plan.


     The stock incentive plan is administered by the board of directors or by a committee of the board, which determines, consistent with the provisions of the plan, the persons to whom awards are granted and all of the terms and conditions of awards. The administrator has the authority to construe and interpret the terms of the plan and awards granted under it and to amend or terminate the plan, subject to stockholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected participant. Unless terminated sooner by the board of directors, the stock incentive plan will terminate automatically in 2009 on the tenth anniversary of its adoption by the board.


     The stock incentive plan authorizes the administrator to grant awards in the form of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options, restricted stock, stock units and stock appreciation rights. Awards may be granted to employees, including officers, consultants and non-employee directors, except that incentive stock options may be granted only to employees, including officers.


     The per-share exercise price of incentive stock options granted under the stock incentive plan must be at least equal to the fair market value of a share of Vialta Class A common stock on the date of grant, while the exercise price per share of nonstatutory stock options must be at least 85% of such fair market value. However, the exercise price per share of any option granted to any participant who owns stock possessing more than 10% of the voting power of all classes of Vialta's outstanding capital stock or that of any parent or subsidiary corporation must equal at least 110% of the fair market value of a share of Class A common stock on the grant date, and the term, if such option is also an incentive stock option, must not exceed five years. The terms of all other options granted under the stock incentive plan may not exceed ten years. The aggregate fair market value (determined as of the date of grant) of Vialta Class A common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The administrator generally has the discretion to determine the vesting provisions and exercise requirements, if any, of all options granted under the plan. Unless longer periods are authorized by the administrator, options granted under the stock incentive plan generally must be exercised, if at all, within six months after an optionee's termination of service due to death or disability and otherwise within 30 days after an optionee's termination of service, but in no event later than the expiration of the option's term. Options granted under the plan generally are not transferable by an optionee other than by will or the laws of descent and distribution.

     Awards of restricted stock bonuses may be made under the stock incentive plan in consideration of services rendered to Vialta. Awards of restricted stock may be made subject to vesting restrictions and other conditions as established by the administrator and are not transferable by the participant until vested. Vesting may be based on the participant's continued service with Vialta or the attainment of one or more performance goals established by the administrator. While the participant will have voting rights and the right to receive dividends or other distributions paid with respect to the restricted stock, the administrator may require the participant to invest any cash dividends in additional restricted stock subject to the same vesting restrictions as the original award. Unless otherwise provided by the administrator, if a participant's service with Vialta terminates for any reason, the participant will forfeit any then unvested shares acquired as a restricted stock bonus.

     The administrator may grant stock units under the stock incentive plan that vest in installments or upon the attainment of such performance goals measured over such periods as the administrator determines. A stock unit is an unfounded bookkeeping entry generally having an initial value equal to the fair market value of one share of Vialta Class A common stock. To the extent earned, stock unit awards may be settled in cash, shares of Vialta Class A common stock or any combination of these. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents or interest during the deferral period. Except as otherwise provided by the plan, if a participant's service terminates for any reason, the participant's stock units are forfeited. Prior to their payment, stock unit awards are not transferable by a participant other than by will or the laws of descent and distribution.


     The administrator may also grant stock appreciation rights ("SARs") under the stock incentive plan. The administrator will specify an exercise price per share for a SAR as well as the vesting schedule for the SAR. The optionee may exercise a vested SAR and receive the excess of the fair market value of a share of Vialta Class A common stock on the exercise date over the SAR exercise price. The SAR payment may be settled in cash, shares of Vialta Class A common stock or any combination of these. A vested SAR will automatically be exercised on its date of expiration if the fair market value of a share of Vialta Class A common stock on such date exceeds the exercise price.


     In the event of the merger of Vialta with another corporation or another change in control event, the acquiring corporation may assume outstanding awards or substitute new awards of equivalent value. The stock incentive plan authorizes the administrator to provide for the acceleration of vesting and exercisability of stock options and other awards to such extent and upon such terms as the administrator determines in the event of a change in control.

  2000 DIRECTORS STOCK OPTION PLAN


     The Vialta 2000 directors stock option plan was adopted by the board of directors in February 2000 and approved by Vialta's stockholders in February 2001. A total of 300,000 shares of Vialta Class A common stock are authorized and reserved for issuance under the directors stock option plan. As of June 30, 2001, options to purchase 80,000 shares of common stock were outstanding under the directors stock option plan and 220,000 shares were available for future grant. In connection with the recapitalization, these options became exercisable for the same number of shares of Class A common stock. All future options granted under the plan will be exercisable for shares of Class A common stock. If any option granted under the directors stock option plan expires or terminates, the shares subject to the terminated portion will again become available for issuance under the plan.



     Only directors who are not Vialta employees or employees of ESS or any other affiliate are eligible to receive grants under the directors stock option plan. The plan provides that each new eligible member of the board of directors will be granted an initial option grant of 32,000 shares of Class A common stock.

According to the terms of the plan, so long as the director continues to serve on the Vialta board, on each anniversary of the initial grant, the director will be granted an additional option grant of 8,000 shares. All options vest as to one-fourth of the shares on each of the first four anniversaries of the grant date. All options granted under the directors stock option plan will have an exercise price equal to the fair market value on the date of grant. The plan also provides that the vesting of all options granted thereunder will accelerate upon a change of control of Vialta, and such options will become exercisable in full.


     The directors stock option plan is administered by Vialta's board of directors or by a committee of the board. The administrator has the authority to construe and interpret the terms of the plan and awards granted under it and to amend or terminate the plan, subject to stockholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected participant. Unless terminated sooner by the board of directors, the directors stock option plan will terminate automatically in 2010 on the tenth anniversary of its adoption by the board.

  2001 NONSTATUTORY STOCK OPTION PLAN


     The Vialta 2001 nonstatutory stock option plan was adopted by the board of directors in July 2001 and amended in August 2001. Immediately prior to the distribution, ESS will transfer to Vialta approximately 9,822,136 shares of Vialta Class A common stock. Ten million shares of Vialta Class A common stock have been authorized and reserved for issuance under the nonstatutory stock option plan. Effective immediately prior to the distribution, Vialta will grant options to all ESS employees, consultants and outside directors with outstanding ESS options. As a result, as of the date of the distribution, approximately 9,822,136 of the 10,000,000 shares authorized under the plan will be subject to outstanding options. Each Vialta option will cover a number of shares of Vialta common stock equal to:


     - the number of shares of ESS common stock subject to the option (as if such option was fully vested), multiplied by

     - the distribution ratio that determines the number of shares of Vialta common stock to be distributed for each share of ESS common stock.

     None of these Vialta options will permit the purchase of fractional shares of Vialta common stock. Each Vialta option will be exercised at the same time (and to the same extent) as an exercise of the corresponding ESS option. At the time of exercise, the exercise price of the corresponding ESS option will be paid to ESS and the optionee will receive the number of ESS shares being purchased plus a number of Vialta shares based on the distribution ratio. The resulting Vialta options will vest, be exercisable, expire and otherwise essentially mirror the provisions of the corresponding ESS option held by the ESS employee. If any option granted under the nonstatutory stock option plan expires or terminates, the shares subject to the terminated portion will no longer be available for issuance under the plan.

  2001 EMPLOYEE STOCK PURCHASE PLAN

     Vialta's 2001 employee stock purchase plan was adopted by the board of directors and approved by the stockholders in July 2001. Pursuant to the terms of the plan, no shares of Vialta stock will be issued under the plan until Vialta's board of directors authorizes the first offering period under the plan. Vialta does not anticipate that any shares of its stock will be issued under the plan until an initial public offering of Vialta's stock has occurred. A total of 1,000,000 shares of Vialta Class A common stock are authorized and reserved for issuance under the plan, cumulatively increased on January 1, 2002 and each January 1 thereafter through January 1, 2011 by an amount equal to the lesser of
(a) 1% of the outstanding shares of Vialta common stock on the immediately preceding December 31 or (b) 100,000 shares, or such lesser amount as may be determined by the board of directors. Appropriate adjustments will be made to these limits and to purchase rights outstanding under the plan in the event of any change in Vialta's capital structure. If any purchase right granted under the employee stock purchase plan expires or terminates, the shares subject to the unexercised portion will again become available for issuance under the plan.

     The employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. It will be administered by Vialta's board of directors or by a committee of the board, which has the authority to interpret and apply its provisions. The plan will generally be implemented through consecutive six-month offering periods.


     Employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are customarily employed by Vialta or any participating subsidiary for more than 20 hours per week and more than five months in any calendar year. However, any employee who immediately after receiving the grant of a purchase right would own or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of Vialta's capital stock may not be granted a purchase right under the plan. Furthermore, no employee may accrue rights to purchase shares under the plan at a rate which exceeds $25,000 worth of stock, measured at the beginning of the offering period, for each calendar year in which the purchase right is outstanding at any time. Purchase rights granted under the employee stock purchase plan are not transferable by a participant other than by will or the laws of descent and distribution.

     The plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's base salary and commissions. Such amounts are applied to the purchase of shares of Vialta's common stock at the end of each offering period at a price which is generally 85% of the lower of the fair market value of its Class A common stock on either the first day of the offering period or the last day of the offering period. The maximum number of shares a participant may purchase in any six-month offering period is equal to the lesser of (i) $12,500 divided by the stock price on the first day of the offering, or (ii) 500 shares. In addition, no participant may purchase stock during any calendar year having a value, based on the market price on the first day of the offering period, in excess of $25,000. Participants may voluntarily end their participation at any time during an offering period, and participation ends automatically upon termination of employment.

     The plan provides that, in the event of Vialta's merger with another corporation or another change in control event, each outstanding purchase right may be assumed by the acquiring corporation. If the acquiring corporation refuses to assume the outstanding purchase rights, the offering period then in progress will be shortened and a new purchase date will be set prior to the change in control. The employee stock purchase plan will terminate when all of the authorized shares have been issued, unless terminated earlier by Vialta's board of directors. The board of directors has the authority to amend or terminate the plan, subject to stockholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination of the plan may adversely affect any outstanding purchase right without the consent of the affected participant.

401(k) PLAN

     Vialta intends to adopt, prior to the distribution, a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Under the terms of the 401(k) plan, eligible employees may elect to contribute a portion of their compensation as salary deferral contributions to the 401(k) plan, subject to certain statutorily prescribed limits. The 401(k) plan also permits, but does not require, Vialta to make discretionary matching contributions and discretionary profit-sharing contributions. As a tax-qualified plan, contributions to the 401(k) plan are generally deductible by Vialta when made, and are not taxable to participants until distributed from the 401(k) plan. Under the 401(k) plan, participants may direct the trustees to invest their accounts in selected investment options.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS


     Vialta's amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     - for any breach of their duty of loyalty to Vialta or its stockholders;

     - for acts or omissions that are not in good faith or that involve intentional misconduct or that are known to be illegal;

     - for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

     - for any transaction from which the director derived an improper personal benefit.


     Vialta's amended and restated bylaws require it to indemnify Vialta's officers, directors and other agents to the full extent permitted by Delaware law. Vialta has entered into indemnification agreements with each of its directors that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law. The indemnification agreements require Vialta, among other things, to:



     - indemnify directors against certain liabilities that may arise because of their status as directors; and


     - advance expenses they spend as a result of any proceeding against them, subject to limited exceptions.


     Vialta's amended and restated bylaws permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, executive officers or persons controlling Vialta, Vialta has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                           RELATED PARTY TRANSACTIONS

SEPARATION AGREEMENTS BETWEEN ESS AND VIALTA

     For your convenience, the following is a summary of the material terms of the key agreements that govern the distribution and the resulting separation of Vialta from ESS. ESS and Vialta anticipate that they will enter into these agreements shortly before the distribution. The following description summarizes the material terms of the separation agreements, but does not purport to describe all the terms of these agreements. You are urged to read the agreements in their entirety.

  MASTER DISTRIBUTION AGREEMENT

     The master distribution agreement outlines the general terms and conditions of the distribution and the general agreement of the parties as to how these matters will be undertaken and completed.


     The Distribution. The distribution is scheduled to occur on or around August 14, 2001. Prior to the distribution date, Vialta will enter into agreements with ESS that govern the various relationships between ESS and Vialta following the distribution date. These ancillary agreements include:


     - a master technology ownership and license agreement;

     - an employee matters agreement;

     - a tax sharing and indemnity agreement;

     - a real estate matters agreement;

     - a master confidential disclosure agreement; and

     - a master transitional services agreement.

     Except as to indemnification obligations among the parties, to the extent that a term of any of the ancillary agreements described below contradicts the master distribution agreement, the term of the ancillary agreement will govern.

     Covenants. Vialta agrees to exchange information, engage in specific auditing practices and resolve disputes in particular ways.

     Information Exchange. Vialta agrees to maintain and share information with ESS such that ESS and Vialta may each:

     - maintain adequate internal accounting to allow the other to satisfy reporting obligations and prepare financial statements;

     - retain records that may be beneficial to the other for a specified period of time and allow that if the records are scheduled to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records; and

     - provide the other with personnel, directors, officers or agents that may be used as witnesses in legal proceedings.

     Auditors and Audits. So long as ESS is required to consolidate Vialta's operating results and financial position, Vialta agrees to:

     - employ only a nationally recognized accounting firm;

     - provide ESS all relevant information to enable ESS to prepare its financial statements;

     - grant ESS' internal auditors access to its records; and

     - notify ESS of any change in its accounting principles.

     ESS agrees to provide Vialta with all relevant information to enable Vialta to prepare Vialta's financial statements and to grant Vialta's auditors access to ESS' records.

     Insurance Matters. In General, Vialta will be responsible for obtaining and maintaining its own insurance programs after the distribution date.

     Conditions. The master distribution agreement provides that consummation of the distribution is subject to conditions precedent, including:

     - receipt of all required regulatory approvals;

     - the registration statement becoming effective under the Securities and Exchange Act of 1934;

     - trades of the common stock of Vialta having been permitted to be reported on the OTC Bulletin Board;

     - the master distribution agreement not having been terminated; and

     - no legal restraint or prohibition preventing the consummation of the distribution shall be in effect.

     Dispute Resolution. Vialta agrees with ESS to the following procedures to settle any disputes under the master distribution agreement and the ancillary agreements:

     - unless the dispute relates to confidentiality or intellectual property claims or if a delay would cause serious and irreparable damage, Vialta and ESS will each make a good faith effort to first resolve the dispute through informal negotiation;

     - then, through a meeting of senior executives from each company; and

     - if these efforts fail, the dispute may then be litigated.

     Termination. The master distribution agreement and all ancillary agreements may be terminated and the distribution abandoned at any time prior to the distribution date in the sole discretion of ESS without the approval of Vialta.

  MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

     The master technology ownership and license agreement allocates ownership rights generally along the lines of the products of each of ESS and Vialta. In the master technology ownership and license agreement, ESS acknowledges Vialta's exclusive ownership of specific technology and trademarks related to Vialta's products. Vialta will have unrestricted rights to use the assigned technology and related trademarks that Vialta alone owns. The master technology ownership and license agreement will not obligate either Vialta or ESS to provide the other improvements that it makes to its own technology.

     The master technology ownership and license agreement supercedes prior intellectual property and research and development agreements between ESS and Vialta.

  EMPLOYEE MATTERS AGREEMENT

     The employee matters agreement allocates responsibilities relating to current and former employees of Vialta and their participation in any benefits plans that ESS currently sponsors and maintains.

     Benefit Plans. All eligible Vialta employees will continue to participate in the ESS benefit plans on comparable terms to those for ESS employees until the distribution date. Vialta intends to establish its own benefits plans for its employees that will become effective on or shortly after the distribution date. These plans may be, but are not required to be, comparable to the plans offered by ESS. Vialta has the discretion to determine the types of benefits plans that will be implemented as well as the level of benefits that will be offered under its plans.


     Options. The Vialta 2001 nonstatutory stock option plan was adopted by the board of directors in July 2001 and amended in August 2001. Prior to the distribution, ESS will transfer to Vialta approximately 9,822,136 shares of Vialta Class A common stock. Ten million shares of Vialta Class A common stock have been authorized and reserved for issuance under the nonstatutory stock option plan. Effective immediately prior to the distribution, Vialta will grant options to all ESS employees with ESS options, based on options outstanding as of the record date of the distribution. As a result, as of the date of the distribution, approximately 9,822,136 of the 10,000,000 shares authorized under the plan will be subject outstanding options. Each Vialta option will cover a number of shares of Vialta Class A common stock equal to:


     - the number of shares of ESS common stock subject to the option (as if such option was fully vested), multiplied by

     - the distribution ratio that determines the number of shares of Vialta Class A common stock to be distributed for each share of ESS common stock.

     None of these Vialta options will permit the purchase of fractional shares of Vialta Class A common stock. The resulting Vialta options will vest, be exercisable, expire and otherwise essentially mirror the provisions of the corresponding ESS option held by the ESS employee. If any option granted under the nonstatutory stock option plan expires or terminates, the shares subject to the terminated portion will no longer be available for issuance under the plan.

     Stock Purchase Plan. Vialta employees will continue to be eligible to participate in the ESS employee stock purchase plan through the distribution date. Vialta currently has a stock option plan for employees and non-employee directors.

  TAX SHARING AND INDEMNITY AGREEMENT

     The tax sharing and indemnity agreement allocates responsibilities for tax matters between ESS and Vialta. Vialta will indemnify ESS in the event the distribution initially qualifies for tax-free treatment and later becomes disqualified as a result of actions taken by Vialta or within Vialta's control. The tax sharing and indemnity agreement also assigns responsibilities for administrative matters such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations and similar proceedings.

  REAL ESTATE MATTERS AGREEMENT

     The real estate matters agreement addresses real estate matters relating to property owned by ESS that ESS will lease to Vialta, as well as other properties currently leased by Vialta. The terms of the lease from ESS to Vialta for the Fremont facility that serves as Vialta's corporate headquarters are amended and restated in an exhibit to the real estate matters agreement.

  MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

     The master confidential disclosure agreement provides that Vialta and ESS agree not to disclose confidential information of the other except in specific circumstances. Vialta and ESS agree not to use confidential information of the other except as may be permitted in an ancillary agreement.

  MASTER TRANSITIONAL SERVICES AGREEMENT


     The master transitional services agreement, or services agreement, governs corporate support services that ESS agrees to provide to Vialta, including, without limitation, information technology systems, human resources administration, product order administration, customer service, buildings and facilities and finance and accounting services, each as specified and on the terms set forth in the services agreement and in the schedules to the services agreement. The services agreement also provides for the provision of additional services identified from time to time after the distribution date that Vialta reasonably believes were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the master distribution agreement, so long as the provision of such services would not significantly disrupt ESS' operations or significantly increase the scope of ESS' obligations under the agreement.

OTHER ARRANGEMENTS BETWEEN ESS AND VIALTA


     Inter-company Technology Transfers. At the time of Vialta's formation, it entered into several intellectual property agreements with ESS. Vialta purchased from ESS all of the proprietary rights and benefits conferred under U.S. laws with respect to Vialta's videophone business and web browser business. It also entered into two research and development agreements, under which Vialta and ESS have provided each other with product development services. These research and development agreements provided that technology developed under the agreements with respect to videophone, Internet phone and web browser products would be owned by Vialta and that technology developed under the agreements with respect to semiconductor solutions would be owned by ESS. The master technology ownership and license agreement supercedes these prior intellectual property and research and development agreements between ESS and Vialta.


     Service Agreement. At the time of Vialta's formation, it entered into an administrative and management service agreement with ESS, pursuant to which ESS agreed to provide specific administrative and managerial services, including but not limited to general and administrative, sales support, marketing support, office space, production and logistical support, financial oversight, accounting assistance, contract review, personnel services and such other general and administrative services as Vialta requires. In 2000 and 1999, ESS performed these services for a service fee of $3.4 million and $302,000, respectively.


     Purchase Agreement. At the time of Vialta's formation, it entered into a purchase agreement with ESS under which the parties agreed that ESS would provide Vialta with specific semiconductor products. Vialta purchased products from ESS under this agreement in the amount of $1.0 million in 2000.



     Stock Sales. In September 1999, Vialta sold to ESS 40,000,000 shares of its Series A preferred stock at a purchase price of $0.25 per share, and in October 1999, Vialta sold to ESS 400,000 shares of its common stock at a purchase price of $0.25 per share, to raise capital to finance its operations. In December 1999, Vialta sold to ESS 20,000,000 shares of its Series B preferred stock at a purchase price of $2.60 per share to raise additional capital to finance its operations.



     Intellectual Property Assignment. In January 2000, Vialta entered into an assignment agreement with ESS under which Vialta paid ESS $2.0 million for the transfer of videophone and web browser technologies.


PREFERRED STOCK SALES TO 5% STOCKHOLDERS

     Between December 1999 and March 2000, Vialta sold 51,000,000 shares of its Series B preferred stock at a price of $2.60 per share to raise capital to finance its operations. The following 5% stockholders, other than ESS, purchased shares in the financing:


                                                        NUMBER OF COMMON       AGGREGATE
                      PURCHASER                         EQUIVALENT SHARES    CONSIDERATION
                      ---------                         -----------------    -------------
Evershine XVI L.P. ...................................      8,000,000         $20,800,000
Hsun Chieh Investment Corporation Limited.............      7,600,000          19,760,000
United Microelectronics Corp. ........................      7,600,000          19,760,000
Fortune Venture Capital Corp. ........................      3,800,000           9,880,000



     The shares purchased by Evershine XVI L.P., an entity controlled by a trust for the benefit of the children of Fred S.L. Chan and Annie M.H. Chan, were paid for by issuance to Vialta of a full recourse promissory note, which bore interest at the market rate. The principal and accrued interest on this note were paid in full in March 2000.



     Hsun Chieh Investment Corporation Limited and Fortune Venture Capital Corp. are entities affiliated with United Microelectronics Corp.

COMMON STOCK SALES

     In October 1999, Vialta sold 4,000,000 shares of its common stock to Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, at a purchase price of $0.25 per share. Mr. Chan paid for these shares by issuing a full recourse promissory note to Vialta, which bore interest at the market rate. The principal and accrued interest on this note were paid in full in March 2000.


OPTION GRANTS TO EXECUTIVE OFFICERS


     In June 2000, Vialta granted to Charles Root, Vice President -- Marketing, an option to purchase 80,000 shares of Vialta common stock at an exercise price of $2.01 per share.


     In May 2001, Vialta granted to Mr. Root an option to purchase 40,000 shares of Vialta common stock at an exercise price of $1.18 per share.



     In July 2001, Vialta granted to Didier Pietri, President, an option to purchase 1,000,000 shares of Vialta common stock at an exercise price of $1.18 per share.


INDEMNIFICATION AGREEMENTS


     Vialta's amended and restated bylaws require it to indemnify its officers, directors and other agents to the full extent permitted by Delaware law. In addition, Vialta has entered into indemnification agreements with each of its directors that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law. See "Management -- Limitation of Liability and Indemnification of Officers and Directors" on page 45.


OTHER TRANSACTIONS

     In December 2000, an entity controlled by Annie M.H. Chan, a director of ESS and the spouse of Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, loaned Vialta $30 million. The principal amount of this loan together with accrued interest in the amount of $194,000 was repaid by Vialta in January 2001.


     For information regarding agreements between Vialta and one of its executive officers, please see "Management -- Employment Contracts, Termination of Employment and Change of Control Agreements" on page 42.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to Vialta regarding the beneficial ownership of its common stock as of June 30, 2001 and as adjusted to reflect the distribution of common stock described in this information statement by the following:


     - each stockholder who is known by Vialta to beneficially own more than 5% of either class of its common stock;


     - the executive officer named on the summary compensation table under "Management;"

     - each of Vialta's directors; and

     - all of Vialta's executive officers and directors as a group.

     The address for individuals for whom an address is not otherwise indicated is 48461 Fremont Boulevard, Fremont, California 94538.


     The number of shares beneficially owned and the percent of shares outstanding after the recapitalization and distribution are based on an aggregate of 91,158,339 shares outstanding as of June 30, 2001, after giving effect to the recapitalization and distribution. The voting interest after the distribution is based on an aggregate of 50,577,964 shares of Class A common stock outstanding immediately after the distribution, each with 3.8 votes per share, and 40,580,375 shares of Class B common stock outstanding immediately after the distribution, each with one vote per share. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following June 30, 2001 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percent of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percent ownership of any other person. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.



                                                       PERCENTAGE OF                   PERCENTAGE OF
                                         NUMBER OF        SHARES         NUMBER OF        SHARES          VOTING
                            CLASS OF      SHARES        OUTSTANDING       SHARES        OUTSTANDING      INTEREST
                             COMMON      PRIOR TO        PRIOR TO          AFTER           AFTER           AFTER
     BENEFICIAL OWNER        STOCK     DISTRIBUTION    DISTRIBUTION    DISTRIBUTION    DISTRIBUTION    DISTRIBUTION
     ----------------       --------   ------------    -------------   ------------    -------------   ------------
5% STOCKHOLDERS:
ESS Technology, Inc. .....  Class A     60,400,100         66.3%                --              --           --
  48401 Fremont Boulevard
  Fremont, California
  94538
United Microelectronics
  Corp....................  Class B     20,900,000(1)      22.9%        20,900,000(1)         22.9%         9.0%
  3F, No. 76, Sec. 2
  Tun-Hwa S. Rd.
  Taipei, Taiwan, R.O.C.
Evershine XVI L.P. .......  Class B      8,800,000          9.7%         8,800,000             9.7%         3.8%
  10011 N. Foothill Blvd.,
  Suite 107
  Cupertino, CA 95014

                                                       PERCENTAGE OF                   PERCENTAGE OF
                                         NUMBER OF        SHARES         NUMBER OF        SHARES          VOTING
                            CLASS OF      SHARES        OUTSTANDING       SHARES        OUTSTANDING      INTEREST
                             COMMON      PRIOR TO        PRIOR TO          AFTER           AFTER           AFTER
     BENEFICIAL OWNER        STOCK     DISTRIBUTION    DISTRIBUTION    DISTRIBUTION    DISTRIBUTION    DISTRIBUTION
     ----------------       --------   ------------    -------------   ------------    -------------   ------------
EXECUTIVE OFFICERS AND
  DIRECTORS:
Fred S.L. Chan............  Class A     60,400,100                      18,213,364
                            Class B     13,200,000                      13,200,000
                                        ----------                      ----------
                            Total..     73,600,100(2)      80.7%        31,413,364(3)         34.5%        35.3%
Herbert Chang.............  Class A          8,000(4)         *              8,000(4)            *            *
Matthew K. Fong...........  Class A             --            *             13,546(5)            *            *
Masaharu Shinya...........  Class A          8,000(4)         *              8,000(4)            *            *
All executive officers and
  directors as a group (6
  persons)................  Class A     60,446,100                      18,272,909
                            Class B     13,200,000                      13,200,000
                                        ----------                      ----------
                            Total..     73,646,100(6)      80.7%        31,472,909(7)         34.5%        35.3%


-------------------------
 * Represents beneficial ownership of less than 1% of outstanding shares of common stock.


(1) Includes 8,360,000 shares of Class B common stock held by Hsun Chieh Investment Corporation Limited and 4,180,000 shares of Class B common stock held by Fortune Venture Capital Corp., both of which are entities affiliated with United Microelectronics Corp.



(2) Includes 60,400,100 shares of Class A common stock held by ESS, of which Mr. Chan serves as Chairman, and 8,800,000 shares of Class B common stock held by Evershine XVI L.P., an entity controlled by a trust for the benefit of Mr. Chan's children. Mr. Chan specifically disclaims beneficial ownership of the shares held by ESS.



(3) Includes 8,800,000 shares of Class B common stock held by Evershine XVI L.P. and 18,244,181 shares of Class A common stock to be received in the distribution. The shares of Class A common stock to be received in the distribution represent 12,279,387 shares held by the Annie M.H. Chan Living Trust; 4,350,888 shares held by trusts benefiting the children of Mr. and Mrs. Chan; 1,063,800 shares held by Mrs. Chan; 284,862 shares held by Mr. and Mrs. Chan jointly; options held by Mr. Chan to purchase 217,685 shares exercisable within 60 days of June 30, 2001 and options held by Mrs. Chan to purchase 16,742 shares exercisable within 60 days of June 30, 2001. Annie M.H. Chan is Mr. Chan's spouse.



(4)Represents shares of Class A common stock subject to options exercisable within 60 days of June 30, 2001.



(5) Represents shares of Class A common stock to be received in the distribution.



(6)Includes 46,000 shares of Class A common stock subject to options exercisable within 60 days of June 30, 2001.



(7) Includes 280,427 shares of Class A common stock subject to options exercisable within 60 days of June 30, 2001.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Vialta is authorized to issue 400,000,000 shares of common stock, $.001 par value, including 100,000,000 shares designated as Class A common stock, 50,000,000 shares designated as Class B common stock and 250,000,000 shares designated as non-classified common stock, and 30,000,000 shares of undesignated preferred stock, $.001 par value. The following description of Vialta's capital stock is subject to and qualified in its entirety by its amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this information statement forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     Vialta has designated two classes of common stock: Class A common stock and Class B common stock. Holders of Class A common stock are entitled to 3.8 votes per share on all matters to be voted upon by the stockholders. Holders of Class B common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Upon the earliest to occur of the following:

     - a ruling by the IRS that the distribution is a taxable event;

     - the abandonment by ESS of its request for a ruling from the IRS that the distribution is a non-taxable event; or

     - if ESS has not received a ruling from the IRS that the distribution is a non-taxable event, then June 30, 2002;

each share of Class A common stock and each share of Class B common stock will be automatically converted into one share of non-classified Vialta common stock and the holder of each share of such common stock will be entitled to one vote per share.


     Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy" on page 25. In the event of Vialta's liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of Class A common stock and Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Vialta's Class A common stock or Class B common stock.


PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

     - restricting dividends on Vialta's common stock;

     - diluting the voting power of Vialta's common stock;

     - impairing the liquidation rights of Vialta's common stock; and

     - delaying or preventing a change in control of Vialta without further action by its stockholders.

ANTI-TAKEOVER EFFECTS OF VIALTA'S CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW


     Some provisions of Delaware law and Vialta's amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

     - acquisition of Vialta by means of a tender offer;

     - acquisition of Vialta by means of a proxy contest or otherwise; and

     - removal of Vialta's incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Vialta to first negotiate with Vialta's board of directors. Vialta believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Vialta and outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.


     Restrictions on Calling Stockholder Meetings. Under Vialta's amended and restated certificate of incorporation and amended and restated bylaws, only the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the Chairman of the board of directors and the Chief Executive Officer may call special meetings of stockholders.



     Elimination of Stockholder Action by Written Consent. Vialta's amended and restated certificate of incorporation prohibits stockholder action by written consent, requiring instead all stockholder action to take place at a special meeting called in accordance with the amended and restated bylaws or an annual meeting of the stockholders.


     Requirements for Advance Notification of Stockholder Nominations and Proposals. Vialta's amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

     Delaware Anti-Takeover Law. Vialta is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Vialta common stock held by stockholders.


     No Cumulative Voting. Vialta's amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.



     Classified Board of Directors. Vialta's amended and restated certificate of incorporation and amended and restated bylaws provide for a board of directors divided into three classes. The term of the first class of directors expires in 2002, the term of the second class of directors expires in 2003 and the term of the third class of directors expires in 2004. Thereafter, each class serves staggered three-year terms.



     Exclusive Board Authority to Change the Size of the Board of
Directors. Vialta's amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to set the size of the board of directors; instead that right is vested exclusively in the board of directors.

     Restrictions on Removal of Directors, Filling Vacancies on the Board of Directors. Under Vialta's amended and restated certificate of incorporation, stockholders can remove directors only for cause. In addition, any vacancies or newly created directorships on the board of directors can be filled only by a majority vote of the directors in office.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Vialta. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Vialta.

     Provision Allowing the Board to Consider Factors Other than Price. Vialta's amended and restated certificate of incorporation permits the board of directors, when evaluating a potential business combination or takeover offer, to consider factors other than price per share, including whether the transaction complies with applicable laws or has adverse social, legal or economic effects upon employees, suppliers, customers and others having similar relationships with Vialta and the communities in which Vialta conducts its business.


     Amendment of Charter Provisions and Bylaws. The amendment of any of the above provisions contained in Vialta's amended and restated certificate of incorporation or amended and restated bylaws would require approval by holders of at least 80% of the voting power of the outstanding Class A and Class B common stock, voting together as a single class.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Vialta's Class A common stock and Class B common stock is Mellon Investor Services.

               WHERE TO FIND ADDITIONAL INFORMATION ABOUT VIALTA


     Vialta has filed with the Securities and Exchange Commission a registration statement on Form 10, including exhibits and schedules, under the Securities Exchange Act of 1934 with respect to the shares to be distributed to holders of ESS common stock. This information statement does not contain all the information set forth in the registration statement. For further information about Vialta and the shares to be distributed, please refer to the registration statement, as amended. Statements contained in this information statement as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.



     Any portion of the registration statement or any reports, statements or other information Vialta files with the Securities and Exchange Commission may be read and copied at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may be requested upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission filings, including the registration statement will also be available to you on the Securities and Exchange Commission's web site. The address of this site is http://www.sec.gov.


     Vialta intends to furnish to its stockholders annual reports containing audited financial statements, and to make available to its stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                  VIALTA, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VIALTA, INC. CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Redeemable Convertible
     Preferred Stock and Stockholders' Deficit..............  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to the Consolidated Financial Statements............  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Vialta, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Vialta, Inc. (a development stage enterprise) and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the year ended December 31, 2000 and for the period from April 20, 1999 (date of inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Vialta's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 21, 2001, except for Note 2 and Note 12,

as to which the date was July 24, 2001

                                  VIALTA, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                      PRO FORMA
                                                      MARCH 31,                      DECEMBER 31,
                                                         2001        MARCH 31,    -------------------
                                                     (SEE NOTE 3)      2001         2000       1999
                                                     ------------   -----------   --------   --------
                                                     (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................                  $ 98,009     $109,378   $ 90,500
  Short-term investments...........................                        --       27,112     22,344
  Receivables from ESS.............................                        --          650         --
  Receivable from other related party..............                        60           60         --
  Inventory, net...................................                     2,561        2,057         --
  Prepaid expenses and other current assets........                     4,243        4,207         16
                                                                     --------     --------   --------
     Total current assets..........................                   104,873      143,464    112,860
  Property and equipment, net......................                    10,218        9,230      1,720
  Other assets.....................................                     2,358          997         --
                                                                     --------     --------   --------
     Total assets..................................                  $117,449     $153,691   $114,580
                                                                     ========     ========   ========
LIABILITIES, REDEEMABLE
CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................                  $  1,043     $  1,376   $    228
  Accrued expenses and other current liabilities...                     2,646        2,218        503
  Payable to ESS...................................                       332           --        209
  Payable to other related party...................                        --       30,000         --
                                                                     --------     --------   --------
     Total current liabilities.....................                     4,021       33,594        940
                                                                     --------     --------   --------
Commitments (Note 11)
Redeemable convertible preferred stock, $0.001 par
  value; 180,000 shares authorized, 91,000, 91,000
  and 80,300 shares issued and outstanding,
  respectively (aggregate liquidation value at
  December 31, 2000 of $142,600); on a pro forma
  basis, 30,000 shares authorized, none issued and
  outstanding......................................                   142,600      142,600    114,780
Stockholders' deficit: Common Stock, $0.001 par
  value, 300,000 shares authorized, 6,231, 6,231
  and 6,220 shares issued and outstanding,
  respectively; on a pro forma basis, 100,000,
  50,000, and 250,000 shares of Class A, Class B
  and non-classified common stock authorized,
  respectively, 50,578, 40,580 and no shares of
  Class A, Class B and non-classified common stock,
  issued and outstanding, respectively.............    $     92             6            6          6
  Additional paid in capital.......................     144,143         1,629        1,629      1,549
  Receivables from stockholders....................          --            --           --     (1,475)
  Deficit accumulated during the development
     stage.........................................     (30,807)      (30,807)     (24,138)    (1,220)
                                                       --------      --------     --------   --------
     Total stockholders' deficit...................    $113,428      $(29,172)    $(22,503)  $ (1,140)
                                                       ========      ========     ========   ========
     Total liabilities, redeemable convertible
       preferred stock and stockholders' deficit...                  $117,449     $153,691   $114,580
                                                                     ========     ========   ========


The accompanying notes are an integral part of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               PERIOD FROM                     PERIOD FROM
                                                              APRIL 20, 1999                  APRIL 20, 1999
                                                                 (DATE OF                        (DATE OF
                                       THREE MONTHS ENDED       INCEPTION)                      INCEPTION)
                                           MARCH 31,             THROUGH        YEAR ENDED       THROUGH
                                     ----------------------     MARCH 31,      DECEMBER 31,    DECEMBER 31,
                                       2001          2000          2001            2000            1999
                                     ---------      -------   --------------   ------------   --------------
                                          (UNAUDITED)          (UNAUDITED)
Operating expenses:
  Research and development,
     including $3,077 and $233
     charged by ESS during the year
     ended December 31, 2000 and
     the period ended December 31,
     1999, respectively............   $ 4,528       $ 5,678      $ 25,455        $ 19,558        $ 1,369
  Sales and marketing, including
     $362 and $33 charged by ESS
     during the year ended December
     31, 2000 and the period ended
     December 31, 1999,
     respectively..................       995           600         4,584           2,927            662
  General and administrative,
     including $2,999 and $299
     charged by ESS during the year
     ended December 31, 2000 and
     the period ended December 31,
     1999, respectively............     2,357         1,153         9,566           6,699            510
                                      -------       -------      --------        --------        -------
     Operating loss................    (7,880)       (7,431)      (39,605)        (29,184)        (2,541)
Interest income....................     1,397         1,951         9,654           7,745            512
Interest expense...................      (167)           --          (224)            (57)            --
Other income (expense).............       (19)           (1)       (1,692)         (1,682)             9
                                      -------       -------      --------        --------        -------
Loss before income tax benefit.....    (6,669)       (5,481)      (31,867)        (23,178)        (2,020)
Income tax benefit.................        --            65         1,060             260            800
                                      -------       -------      --------        --------        -------
Net loss...........................   $(6,669)      $(5,416)     $(30,807)       $(22,918)       $(1,220)
                                      =======       =======      ========        ========        =======
Net loss per share attributable to
  common shares -- basic and
  diluted..........................   $ (1.07)      $ (0.87)                     $  (3.68)       $ (0.71)
                                      =======       =======                      ========        =======
Weighted average common shares
  outstanding......................     6,231         6,220                         6,222          1,716
                                      =======       =======                      ========        =======
Pro-forma net loss per
  share -- basic and diluted
  (unaudited)......................   $ (0.07)                                   $  (0.29)
                                      =======                                    ========
Pro-forma weighted average common
  shares outstanding (unaudited)...    91,098                                      90,371
                                      =======                                    ========


The accompanying notes are an integral part of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDERS' DEFICIT
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       REDEEMABLE                                                       DEFICIT
                                       CONVERTIBLE                                                    ACCUMULATED
                                     PREFERRED STOCK     COMMON STOCK     ADDITIONAL    RECEIVABLE      DURING          TOTAL
                                    -----------------   ---------------    PAID IN         FROM       DEVELOPMENT   STOCKHOLDERS'
                                    SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL     STOCKHOLDERS      STAGE         DEFICIT
                                    ------   --------   ------   ------   ----------   ------------   -----------   -------------
Issuance of Common Stock, at $0.25
  per share.......................      --   $     --   6,220     $ 6       $1,549       $    --       $     --       $  1,555
Issuance of Series A redeemable
  convertible preferred stock, at
  $0.25 per share.................  40,000     10,000      --      --           --            --             --             --
Issuance of Series B redeemable
  convertible preferred stock, at
  $2.60 per share.................  40,300    104,780      --      --           --            --             --             --
Issuance of note receivable in
  connection with issuance of
  common stock....................      --         --      --      --           --        (1,475)            --         (1,475)
Net loss..........................      --         --      --      --           --            --         (1,220)        (1,220)
                                    ------   --------   -----     ---       ------       -------       --------       --------
Balances at December 31, 1999.....  80,300    114,780   6,220       6        1,549        (1,475)        (1,220)        (1,140)
Issuance of Series B redeemable
  convertible preferred stock, at
  $2.60 per share.................  10,700     27,820      --      --           --            --             --             --
Exercise of stock options.........      --         --      11      --            3            --             --              3
Income tax benefit on disqualified
  disposition of stock options....      --         --      --      --           77            --             --             77
Repayment of note receivable from
  shareholders....................      --         --      --      --           --         1,475             --          1,475
Net loss..........................      --         --      --      --           --            --        (22,918)       (22,918)
                                    ------   --------   -----     ---       ------       -------       --------       --------
Balances at December 31, 2000.....  91,000    142,600   6,231       6        1,629            --        (24,138)       (22,503)
Net loss (unaudited)..............      --         --      --      --           --            --         (6,669)        (6,669)
                                    ------   --------   -----     ---       ------       -------       --------       --------
Balances at March 31, 2001
  (unaudited).....................  91,000   $142,600   6,231     $ 6       $1,629       $    --       $(30,807)      $(29,172)
                                    ======   ========   =====     ===       ======       =======       ========       ========

The accompanying notes are an integral part of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                               PERIOD FROM                  PERIOD FROM
                                                                                APRIL 20,                    APRIL 20,
                                                                                  1999                          1999
                                                            THREE MONTHS        (DATE OF                      (DATE OF
                                                                ENDED          INCEPTION)                    INCEPTION)
                                                              MARCH 31,          THROUGH      YEAR ENDED      THROUGH
                                                         -------------------    MARCH 31,    DECEMBER 31,   DECEMBER 31,
                                                           2001       2000        2001           2000           1999
                                                         --------   --------   -----------   ------------   ------------
                                                             (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $ (6,669)  $ (5,416)   $ (30,807)     $(22,918)      $ (1,220)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization......................     1,235        562        5,127         3,887              5
    Writedown of long term investment..................        --         --        1,667         1,667             --
    Income tax benefit on disqualifying disposition of
      common stock options.............................        --         --          (77)          (77)            --
    Changes in assets and liabilities:
      Prepaid expenses and other current assets........       (36)    (2,224)      (4,243)       (4,191)           (16)
      Receivable/payable from/to ESS...................       982      2,873          409          (782)           209
      Receivable from/payable to other related party...        --         --          (60)          (60)
      Inventory........................................      (504)      (439)      (2,561)       (2,057)            --
      Other assets.....................................        --         --          (53)          (53)
      Accounts payable.................................      (333)       618        1,043         1,148            228
      Accrued expenses and other current liabilities...       428      1,323        2,723         1,792            503
                                                         --------   --------    ---------      --------       --------
        Net cash used in operating activities..........    (4,897)    (2,703)     (26,832)      (21,644)          (291)
                                                         --------   --------    ---------      --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................    (1,584)    (3,602)     (13,317)      (10,008)        (1,725)
  Purchase of short-term investments...................        --    (18,454)    (120,788)      (98,444)       (22,344)
  Sale of short-term investments.......................    27,112      9,849      120,788        93,676             --
  Purchase of long-term investments....................    (2,000)    (3,500)      (6,000)       (4,000)            --
                                                         --------   --------    ---------      --------       --------
        Net cash provided by (used in) investing
          activities...................................    23,528    (15,707)     (19,317)      (18,776)       (24,069)
                                                         --------   --------    ---------      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from (repayment of) notes payable to
      related party....................................   (30,000)        --           --        30,000             --
    Proceeds from issuance of redeemable convertible
      preferred stock..................................        --     27,820      142,600        27,820        114,780
    Proceeds from issuance of common stock.............        --      1,475        1,558         1,478             80
                                                         --------   --------    ---------      --------       --------
        Net cash provided by (used in) financing
          activities...................................   (30,000)    29,295      144,158        59,298        114,860
                                                         --------   --------    ---------      --------       --------
Net increase (decrease) in cash and cash equivalents...   (11,369)    10,885       98,009        18,878         90,500
Cash and cash equivalents beginning of period..........   109,378     90,500           --        90,500             --
                                                         --------   --------    ---------      --------       --------
Cash and cash equivalents at end of period.............  $ 98,009   $101,385    $  98,009      $109,378       $ 90,500
                                                         ========   ========    =========      ========       ========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
  Issuance of note receivable in connection with
    issuance of common stock...........................  $     --   $     --    $   1,475      $     --       $  1,475
                                                         ========   ========    =========      ========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...............................  $    194   $     --    $      --      $     --       $     --
                                                         ========   ========    =========      ========       ========

The accompanying notes are an integral part of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY


     Vialta, Inc. ("Vialta") was incorporated in California in April 1999. Vialta is majority owned by ESS Technology, Inc. ("ESS"). Vialta has developed a multi-purpose DVD player ("ViDVD") that offers Internet access and other features, such as CD, MP3, karaoke, and support for other audio and video formats. These features differentiate it from most DVD players currently available in the U.S. consumer market. This ViDVD player is the first product offering from Vialta's "Digital Home System" platform, which the Company anticipates will grow to support a family of multimedia Internet appliances. Vialta intends to commence shipments of the ViDVD through retail distribution channels in September 2001.


     The accompanying financial statements include the consolidated accounts of Vialta and its wholly owned subsidiaries.


     On April 21, 2001, the board of directors of ESS approved the spin-off of ESS' interest in Vialta to ESS' shareholders. The transaction will be completed within twelve months resulting in Vialta operating as a stand alone business, independent from ESS.


     Since its inception, Vialta has been in the development stage. Vialta has been successful in completing its private equity financing with its last round totaling approximately $132.6 million. However, Vialta has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the cumulative period ended March 31, 2001, Vialta incurred a loss from operations of approximately $30.8 million (unaudited) and negative cash flows from operations of $26.8 million (unaudited). Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase significantly from current levels because of additional costs and expenses related to marketing activities, continued expansion of operations, continued development of Vialta's web site and information technology infrastructure, expansion of product offerings and development of relationships with other businesses. Management believes that Vialta has sufficient cash, cash equivalents, and short term investments to fund its development and growth. However, in the longer term, failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on Vialta's ability to achieve its intended business objectives.

2. REINCORPORATION IN DELAWARE


     On May 25, 2001, Vialta was reincorporated in the State of Delaware. As a result of the reincorporation, Vialta was authorized to issue 180,000,000 shares of preferred stock, $0.001 par value per share, and 300,000,000 shares of common stock, $0.001 par value per share. All common stock and preferred stock amounts in the accompanying financial statements have been restated to give effect to the reincorporation.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Results

     The accompanying interim financial statements and footnote disclosures as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 and the cumulative financial information from inception through March 31, 2001, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect the financial position, results of operations and cash flows as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 and cumulatively from inception through March 31, 2001. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods. All such adjustments are

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

of a normal recurring nature. The results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

     The accounts of Vialta and its consolidated subsidiaries are included in the consolidated financial statements after elimination of significant intercompany accounts and transactions.

Cash Equivalents and Short-Term Investments

     Vialta considers all highly liquid investments with an initial maturity of 90 days or less to be cash equivalents.

     Short-term investments are comprised primarily of debt instruments that have been classified as available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates the classification at each reporting date. At December 31, 2000, the fair value of Vialta's investments approximated their cost.

Fair Value of Financial Instruments

     The reported amounts of certain of Vialta's financial instruments, including cash and cash equivalents, short-term investments, receivables from related parties and stockholders, accounts payable, accrued expenses and other current liabilities approximate fair value due to their short maturities. The carrying amounts of the note payable to related party approximate fair value because the contractual interest rate approximates the interest rate Vialta could obtain on similar financing transactions.

Concentration of Credit Risk

     Cash and cash equivalents are deposited in large domestic financial institutions that management believes are creditworthy.

Risks and Uncertainties

     Vialta operates in a single business segment that is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. Any failure by Vialta to anticipate or respond to changes in demand could have a material adverse effect on its business and operating results.

Web Site Development Costs

     Web site development costs are accounted for in accordance with Statement of Position ("SOP") 98-1, "Development Costs Associated with Internal Use Software", and Emerging Issues Task Force ("EITF") 00-02, which require these costs to be charged to operations until certain capitalization criteria are met. For the year ended December 31, 2000, web site development costs of approximately $2.7 million

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

were capitalized and will be amortized over a 12-month period, starting at the date when the web site will be put into service.

Research and Development

     Research and development costs are expensed as incurred.

Inventories

     Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets.

Computer equipment.....................................  3 - 5 years
Furniture and fixtures.................................      5 years
Software and web site development costs................  1 - 3 years

     Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets

     Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), Vialta reviews long-lived assets based upon a gross cash flow basis and will record an impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Revenue Recognition

     Vialta will generally recognize revenues upon shipment of products provided that Vialta has no post-sale obligations, can reliably estimate and accrue returns, the price is fixed and determinable and the sales proceeds are deemed collectible. For transactions that do not meet the above criteria, revenue will be deferred until such criteria are met.

Stock-Based Compensation

     Vialta accounts for stock-based employee compensation in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Vialta's policy is to grant options with an exercise price equal to the fair market value of Vialta's stock on the grant date.

Income Taxes

     Vialta accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of timing differences between the carrying amounts and the tax bases of assets and liabilities.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Comprehensive Income (Loss)

     Financial Accounting Standard No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. There is no difference between net loss and comprehensive loss.

Income (Loss) Per Share

     Basic earnings per share ("EPS") excludes dilution and are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." The adoption of FIN 44 did not have a material effect on the financial position or results of operations of Vialta.


Pro Forma Stockholders' Equity and Pro Forma Net Loss Per Share (Unaudited)



     On July 24, 2001, Vialta was recapitalized, pursuant to which it separated its common stock into Class A common stock with 3.8 votes per share and Class B common stock with one vote per share. Upon exchange of 5,891,000 shares of common stock for Class B common stock, Vialta issued 589,000 additional shares of Class B common stock to non-ESS common stockholders. Besides the voting power, Class A and Class B stockholders have the same rights. Vialta authorized 30,000,000 shares of preferred stock and 400,000,000 shares of common stock, 100,000,000 shares of which are designated Class A common stock, 50,000,000 of which are designated Class B common stock and 250,000,000 of which are designated non-classified common stock.



     Effective as part of the spin-off transaction, ESS will return 9,822,000 shares of Class A common stock to Vialta at no cost. These shares will be reserved by Vialta for issuance upon exercise of stapled stock options that will be granted by Vialta to ESS optionees as part of the spin-off transaction. In accordance with FIN 44, no compensation expense will result from these stock option grants. The pro forma effect of these transactions is unaudited and has been reflected in the accompanying pro forma stockholders' equity as of March 31, 2001.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Pro forma net loss per share for the year ended December 31, 2000 and the three months ended March 31, 2001 assumes the preferred shares have been exchanged for Class A or Class B common shares in accordance with signed stockholder agreements and ESS will return 9,822,000 shares of Class A common stock to Vialta at no cost, as shown in the table below (in thousands):



                                               PREFERRED                 PRO FORMA   COMMON
                                                SHARES      CONVERSION    COMMON     SHARES    OUTSTANDING
               CAPITAL STOCK                  OUTSTANDING     RATIO       CLASS A    CLASS B      TOTAL
--------------------------------------------  -----------   ----------   ---------   -------   -----------
Series A....................................    40,000       1 to 1       40,000         --      40,000
Series B -- ESS owned.......................    20,000       1 to 1       20,000         --      20,000
Series B -- third party owned...............    31,000      1.1 to 1          --     34,100      34,100
                                                ------                    ------     ------      ------
                                                91,000                    60,000     34,100      94,100
Less -- Shares returned to Vialta...........                              (9,822)        --      (9,822)
Issuance of common stock upon exchange of
  third party owned common stock for Class B
  common stock..............................                                  --        589         589
Common Stock outstanding....................                                 400      5,891       6,291
                                                                          ------     ------      ------
Total shares outstanding....................                              50,578     40,580      91,158
                                                                          ======     ======      ======



     The pro forma net loss per share computation assumes the above exchanges and conversions occurred on January 1, 2000 or the date of original issuance, if later.


     The following table sets forth the computation of basic and diluted pro forma unaudited loss per share attributable to common stockholders of the period indicated (amounts in thousands, except per share data):


                                                              THREE MONTHS
                                                                 ENDED         YEAR ENDED
                                                               MARCH 31,      DECEMBER 31,
                                                                  2001            2000
                                                              ------------    ------------
Numerator:
  Net loss, as reported.....................................    $(6,669)        $(22,918)
     Deemed dividend upon conversion of redeemable
      convertible preferred stock...........................         --           (3,658)
                                                                -------         --------
  Net loss applicable to common shareholders, pro forma.....    $(6,669)        $(26,576)
                                                                =======         ========
Denominator:
  Denominator for basic and dilutive net loss per share, as
     reported...............................................      6,231            6,222
     Effect of conversion of redeemable convertible
      preferred stock into common stock, net of 9,822,000
      shares returned to Vialta.............................     84,278           83,560
     Effect of exchange of common stock for Class B common
      stock.................................................        589              589
                                                                -------         --------
  Denominator for basic and dilutive net loss per share, pro
     forma..................................................     91,098           90,371
                                                                =======         ========
Basic and diluted net loss per share, pro forma.............    $ (0.07)        $  (0.29)
                                                                =======         ========


     The fair value of the deemed dividend upon conversion of redeemable convertible preferred stock is based on a valuation performed in March 2001 by an independent party.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as a part of a hedge transaction, and if so, the type of hedge transaction. The effective date of SFAS 133, as amended, is for fiscal years beginning after June 15, 2000. Vialta does not currently hold derivative instruments nor engage in hedging activities.


     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Vialta believes that the adoption of SFAS 141 will not have a significant impact on its financial statements.



     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Vialta is currently assessing the impact of SFAS 142 on its financial position and results of operations.


4. BALANCE SHEET COMPONENTS

                                                                               DECEMBER 31,
                                                               MARCH 31,     -----------------
                                                                 2001         2000       1999
                                                              -----------    -------    ------
                   (AMOUNTS IN THOUSANDS)                     (UNAUDITED)
PROPERTY AND EQUIPMENT
Machinery and equipment.....................................    $ 6,993      $ 6,275    $  221
Furniture and fixtures......................................      1,315        1,212         4
Software and web site development cost......................      5,020        4,246     1,500
                                                                -------      -------    ------
                                                                 13,328       11,733     1,725
Less: Accumulated depreciation..............................     (3,110)      (2,503)       (5)
                                                                -------      -------    ------
                                                                $10,218      $ 9,230    $1,720
                                                                =======      =======    ======

     Depreciation expense was approximately $2,498,000 and $5,000 for the year ended December 31, 2000 and for the period from April 20, 1999 through December 31, 1999, respectively.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                                               DECEMBER 31,
                                                               MARCH 31,     -----------------
                                                                 2001         2000       1999
                                                              -----------    -------    ------
                   (AMOUNTS IN THOUSANDS)                     (UNAUDITED)
Accrued payroll and compensation expenses...................    $ 2,507      $ 2,178    $  187
Other.......................................................        139           40       316
                                                                -------      -------    ------
                                                                $ 2,646      $ 2,218    $  503
                                                                =======      =======    ======

OTHER ASSETS

                                                                               DECEMBER 31,
                                                               MARCH 31,     -----------------
                                                                 2001         2000       1999
                                                              -----------    -------    ------
                   (AMOUNTS IN THOUSANDS)                     (UNAUDITED)
Loan and notes receivable...................................    $   588      $   997    $   --
Investment..................................................      1,770           --        --
                                                                -------      -------    ------
                                                                $ 2,358      $   997    $   --
                                                                =======      =======    ======

     Vialta occasionally makes equity investments in and/or loans to companies. To date, these activities have not been significant. During the first quarter of 2000 Vialta made a $2.5 million equity investment in a development stage company ("Investee"). Because the Investee was in the early stage of development, Vialta amortized the carrying value of its investment as the Investee used its cash to develop and introduce its products and services. During the third quarter of 2000, Vialta concluded that the investment suffered an other than temporary decline in value because the Investee's balances declined significantly and Vialta believed that the Investee would have difficulty raising additional funds. Consequently, Vialta wrote off $1.7 million, the remaining unamortized value of the investment.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Vialta's certificate of incorporation, as amended, authorizes Vialta to issue 180,000,000 shares of redeemable convertible preferred stock, with $0.001 par value per share. Redeemable convertible preferred stock at December 31, 2000 consists of the following (amounts in thousands):

                                                                                         PROCEEDS
                                                                    SHARES                  AND
                                                           -------------------------    LIQUIDATION
          SERIES                    DATE ISSUED            AUTHORIZED    OUTSTANDING      AMOUNT
          ------             --------------------------    ----------    -----------    -----------
A..........................  September 1999                  40,000        40,000        $ 10,000
B..........................  December 1999 - March 2000      51,000        51,000        $132,600
                                                             ------        ------        --------
                                                             91,000        91,000        $142,600
                                                             ======        ======        ========

     Holders of Series A and Series B redeemable convertible preferred stock ("Preferred Stock") have various rights and preferences as follows:

Voting Rights

     The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such Preferred Stock could then be converted.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Conversion

     Each share of Preferred Stock is convertible, at the option of the holder, according to a conversion ratio of one share of common stock for one share of Preferred Stock, subject to adjustment for dilution and common stock splits, and Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $7.50 per share with gross proceeds of at least $30 million or (2) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class. The initial conversion price per share shall be $0.25 for shares of Series A and $2.60 for shares of Series B.

Dividends

     Series A Preferred Stock and Series B Preferred Stock are entitled to receive dividends at the rate of $0.10 per share per annum on each outstanding share of Series A and Series B Preferred Stock payable quarterly when, as and if declared by the board of directors. Such dividends shall not be cumulative. No dividends have been declared for to date.

Liquidation

     In the event of any liquidation, dissolution or winding up of Vialta, including a merger, acquisition or sale of all or substantially all of the assets where the beneficial owners of Vialta's common stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and B are entitled to receive, prior and in preference to any distribution to the holders of common stock an amount of $0.25 and $2.60 per share, respectively, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. The remaining assets, if any, shall be distributed among the holders of the common stock. Should Vialta's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of Preferred Stock in proportion to the number of shares of Preferred Stock owned by each such holder.

6. STOCK OPTIONS

1999 Stock Incentive Plan

     In August 1999, Vialta adopted the 1999 stock incentive plan (the "1999 Plan"). Under the 1999 Plan, Vialta's incentive stock options ("ISO") may be granted to its employees, directors, non-employee directors and consultants. The aggregate number of shares reserved for awards under the Plan shall not exceed 10,000,000 shares. The exercise price of an ISO shall not be less than 100% of the fair market value (110% for 10 percent stockholders); the exercise price of a non-incentive stock option ("NSO") shall not be less than 85% of the fair market value (110% for 10 percent stockholders). Options shall generally vest over a four-year period.

2000 Directors Stock Option Plan


     In February 2000, Vialta adopted the 2000 directors stock option plan (the "2000 Director Plan"). Under the 2000 Director Plan, Vialta's nonqualified stock options ("NSO") may be granted to nonemployee members of the board of directors of Vialta. The aggregate number of shares reserved for issuance is 300,000 shares subject to adjustment as provided in the 2000 Director Plan. Each non-employee who becomes a member of the board of directors will automatically be granted an option to purchase 32,000 shares. So long as he or she continues to serve on the board, each such director also will automatically be granted an option to purchase 8,000 shares on each anniversary of the grant date of his or

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


her initial option. The exercise price of the option shall be the fair market value at the time the option is granted. Options shall generally vest over a four-year period.


     A summary of the activities in the 1999 Plan and 2000 Director Plan is as follows:

                                                                   OPTIONS OUTSTANDING
                                                                  ----------------------
                                                                                WEIGHTED
                                                                                AVERAGE
                                                    AVAILABLE      NUMBERS      EXERCISE
                                                    FOR GRANT     OF OPTIONS     PRICE
                                                    ----------    ----------    --------
Adoption of the 1999 Plan.........................  10,000,000                   $   --
Granted...........................................  (1,693,000)   1,693,000       0.263
Cancelled.........................................      60,000      (60,000)      0.250
                                                    ----------    ---------      ------
Balance at December 31, 1999......................   8,367,000    1,633,000       0.264
Adoption of the 2000 Director Plan................     300,000
Granted...........................................    (903,200)     903,200       1.982
Cancelled.........................................     369,500     (369,500)      0.921
Exercised.........................................          --      (10,500)      0.250
                                                    ----------    ---------      ------
Balance at December 31, 2000......................   8,133,300    2,156,200      $0.871
                                                    ==========    =========      ======

     The options outstanding and currently exercisable at December 31, 2000 are detailed as follows:


                           OPTIONS OUTSTANDING                     OPTIONS CURRENTLY EXERCISABLE
          ------------------------------------------------------   ------------------------------
                          WEIGHTED AVERAGE
EXERCISE    NUMBER      REMAINING CONTRACTUAL   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICE    OUTSTANDING       LIFE (YEARS)         EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------  -----------   ---------------------   ----------------   -----------   ----------------
   $0.25     396,000            8.79                 $0.25           146,500          $0.25
    0.28   1,000,000            8.76                  0.28                --             --
    1.95     356,000            9.13                  1.95             3,750           1.95
    2.01     404,200            9.45                  2.01                --             --
           ---------                                                 -------
           2,156,200                                                 150,250
           =========                                                 =======


     At December 31, 1999, no options were exercisable.

Fair Value Disclosures

     Had compensation cost for Vialta's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under the method prescribed by SFAS No. 123, Vialta's net loss

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

would have been increased to the pro forma amounts indicated below (amounts in thousands, except per share amounts):

                                                 PERIOD FROM                            PERIOD FROM
                                               APRIL 20, 1999                          APRIL 20, 1999
                                             (DATE OF INCEPTION)     YEAR ENDED     (DATE OF INCEPTION)
                                              THROUGH MARCH 31,     DECEMBER 31,    THROUGH DECEMBER 31,
                                                    2001                2000                1999
                                             -------------------    ------------    --------------------
                                                 (UNAUDITED)
Net loss:
  As reported..............................       $(30,807)           $(22,918)           $(1,220)
                                                  ========            ========            =======
  Pro forma................................       $(31,023)           $(23,076)           $(1,225)
                                                  ========            ========            =======
Net loss per share -- basic and diluted
  As reported..............................                           $  (3.68)           $ (0.71)
                                                                      ========            =======
  Pro forma................................                           $  (3.71)
                                                                      ========

     Vialta calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield and volatility of 0%; expected option term of 4 or 5 years; risk-free interest rates ranging from 5.94% to 6.76%. These pro forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year. The weighted-average fair value of options granted with an exercise price equal to the deemed fair market value on the date of grant was $0.05 and $0.45 in 1999 and 2000, respectively. The weighted-average fair value of options granted with an exercise price above the deemed fair market value on the date of grant was $0.04 in 1999.

7. INCOME TAXES

     Benefit from income taxes consisted of the following (amounts in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              2000    1999
                                                              ----    ----
Current:
  Federal...................................................  $ --    $707
  State.....................................................   260      93
                                                              ----    ----
                                                              $260    $800
                                                              ====    ====

     Vialta filed a consolidated federal tax return with ESS in 1999 and filed a consolidated state tax return with ESS in 1999 and 2000. As a result, ESS realized a tax benefit of $800,000 and $260,000 for utilizing Vialta's net operating losses in 1999 and 2000, respectively. ESS reimbursed Vialta for this tax benefit in accordance with the tax sharing arrangements between ESS and Vialta.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A reconciliation between the provision for income taxes computed at the federal statutory rate of 35% for the years ended December 31, 1999 and 2000 and the benefit from income taxes is as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                             ---------------
                                                              2000      1999
                                                             -------    ----
Benefit from income taxes at statutory rate................  $ 7,830    $707
State income taxes net of federal tax benefit..............    1,032      93
Other......................................................      883       3
Valuation allowance........................................   (9,485)     (3)
                                                             -------    ----
  Benefit from income taxes................................  $   260    $800
                                                             =======    ====

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those used for federal and state income tax purposes. Significant components of deferred tax assets for federal and state income taxes are as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Net operating loss carryforwards.........................  $ 9,485    $    --
Other....................................................        3          3
                                                           -------    -------
Gross deferred tax assets................................    9,488          3
Valuation allowance......................................   (9,488)        (3)
                                                           -------    -------
  Net deferred tax assets................................  $    --    $    --
                                                           =======    =======

     Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized. Accordingly, a full valuation allowance has been recorded.

     As at December 31, 2000, Vialta had approximately $22.5 million and $16.6 million of federal and state net operating loss carryforward, respectively. These losses will expire in 2020 and 2007, respectively. The spin-off of Vialta will not cause a limitation on Vialta's ability to use its net operating loss carryforward. Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that Vialta may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders of the period indicated (in thousands, except per share data):

                                                     THREE MONTHS ENDED
                                                         MARCH 31,           YEAR ENDED DECEMBER 31,
                                                   ----------------------    -----------------------
                                                      2001         2000         2000         1999
                                                   -----------    -------    ----------    ---------
                                                        (UNAUDITED)
Numerator:
  Net loss.......................................    $(6,669)     $(5,416)    $(22,918)     $(1,220)
                                                     =======      =======     ========      =======
Denominator:
  Denominator for basic net loss per
     share -- weighted average common shares.....      6,231        6,220        6,222        1,716
  Effect of dilutive securities
     Common Stock options........................         --           --           --           --
     Convertible Preferred Stock.................         --           --           --           --
                                                     -------      -------     --------      -------
  Denominator for dilutive net loss per share....      6,231        6,220        6,222        1,716
                                                     =======      =======     ========      =======
Basic and diluted net loss per share.............    $ (1.07)     $ (0.87)    $  (3.68)     $ (0.71)
                                                     =======      =======     ========      =======

     The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                        THREE MONTHS ENDED         YEAR ENDED
                                                             MARCH 31,            DECEMBER 31,
                                                       ---------------------    ----------------
                                                          2001         2000      2000      1999
                                                       -----------    ------    ------    ------
                                                            (UNAUDITED)
Effect of common stock equivalents:
  Options outstanding................................     2,102        2,002     2,156     1,633
  Shares resulting from the conversion of the
     Preferred Stock.................................    91,000       91,000    91,000    80,300
                                                         ------       ------    ------    ------
  Total common stock equivalents excluded from the
     computation of basic and diluted earnings per
     share as their effect was antidilutive..........    93,102       93,002    93,156    81,933
                                                         ======       ======    ======    ======

9. RELATED PARTY TRANSACTIONS

     Effective August 1, 1999, Vialta entered into a Research and Development Service Agreement with ESS whereby ESS provides certain research and development activities to Vialta in exchange for a service fee. In addition, Vialta signed a reciprocal agreement whereby Vialta provides certain non-recurring expense services for the design and development of Internet related products and technologies to ESS in exchange for a service fee. In 2000 and 1999, Vialta did not provide such services to ESS. In 2000 and 1999, such services from ESS to Vialta amounted to $3.1 million and approximately $233,000, respectively.

     Effective August 1, 1999, Vialta entered into an Administrative and Management Service Agreement with ESS whereby ESS provides certain administrative and managerial services to include, without limitation, general and administrative, sales support, marketing support, office space, production and logistical support, financial oversight, accounting assistance, contract review, personnel services (including

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

training of employees) and such other general and administrative services as Vialta requires. In 2000 and 1999, ESS performed these services for a service fee of $3.4 million and approximately $302,000, respectively. In addition, Vialta signed a reciprocal agreement whereby Vialta provides the services mentioned above to ESS in exchange for a service fee. In 1999 and 2000, Vialta did not provide such services to ESS.

     Effective August 1, 1999, Vialta entered into a Purchase Agreement with ESS whereby Vialta will purchase certain products. In 2000 and 1999, Vialta purchased products from ESS for $1.0 million and $0, respectively.

     ESS charges to Vialta under the above agreements are based on actual expenses incurred plus a service fee of 5% to 10%. Certain expenses are determined using allocation formulas based on square footage or headcount, depending on the nature of the expense incurred. Management believes the methods of allocation are reasonable.


     In September 1999, Vialta issued 40,000,000 shares of Series A convertible preferred stock at $0.25 per share to ESS for $10 million in cash. In October 1999, Fred S.L. Chan, Chairman of ESS and Chairman and Chief Executive Officer of Vialta, purchased 4,000,000 shares of Vialta common stock at $0.25 per share for $1.0 million by issuing a full recourse promissory note to Vialta, which bore interest at a market rate. The principal and accrued interest under this promissory note was paid in full in March 2000. Also in October 1999, Vialta issued 400,000 and 1,820,000 common shares at $0.25 per share to ESS and certain employees, respectively, for full recourse promissory notes in the aggregate principal amount of $555,000. These notes were fully paid in cash to Vialta in the first quarter of 2000.



     In December 1999, Vialta issued 40,300,000 shares of Series B convertible preferred stock at $2.60 per share for $104.8 million, of which 20,000,000 shares were issued to ESS for $52.0 million.



     In January 2000, Vialta received $20.8 million in the form of a full recourse promissory note, which bore interest at a market rate, from a party controlled by Fred S.L. Chan, Chairman of ESS and Chairman and Chief Executive Officer of Vialta, and his wife Annie M.H. Chan, a director of ESS, for the purchase of 8,000,000 shares of Series B preferred stock at $2.60 per share. The principal and accrued interest under this promissory note was paid in full in March 2000.



     In January 2000, Vialta entered into an Assignment of Intellectual Property Agreement with ESS whereby Vialta paid ESS $2.0 million for the transfer of the Videophone and EnReach-based web browser technologies. Such transfer was done based on actual costs incurred.


     In April 2000, Vialta loaned to an officer of Vialta $60,000, which, together with accrued interest at the annual rate of 6%, was due and payable on April 20, 2001.

     On December 18, 2000, Vialta received a $30.0 million loan from a related party controlled by Annie M.H. Chan, a director of ESS and the spouse of Fred S.L. Chan, Chairman of ESS and Chairman and Chief Executive Officer of Vialta. The short-term loan along with approximately $194,000 accrued interest at 5.25% was repaid on January 31, 2001.

     Vialta realized $800,000 and $260,000 income tax benefit from ESS for ESS's use of Vialta's net operating losses realized in 1999 and 2000, respectively.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. SEGMENT AND GEOGRAPHIC INFORMATION

     Vialta operates as one segment. Information about long-lived assets is as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             2000       1999
                                                            -------    ------
United States.............................................  $ 9,362    $1,720
                                                            -------    ------
     Hong Kong............................................  $    32    $   --
     Canada...............................................      833        --
                                                            -------    ------
Total Foreign.............................................      865        --
                                                            -------    ------
Total Long-lived assets                                     $10,227    $1,720
                                                            =======    ======

11. COMMITMENTS

     In November 1999, Vialta entered into noncancelable lease agreements for its offices in various locations and with various expiration dates through 2004. Under the terms of these leases, future minimum rental payments are as follows:

                                                                AMOUNTS
                                                              IN THOUSANDS
                                                              ------------
Year ending December 31, 2000
     2001...................................................     $  319
     2002...................................................        286
     2003...................................................        239
     2004...................................................        180
     2005...................................................         --
                                                                 ------
                                                                 $1,024
                                                                 ======

     Rent expense was approximately $93,000 and $13,000 for the year ended December 31, 2000 and for the period from April 20, 1999 through December 31, 1999, respectively.

12. SUBSEQUENT EVENTS

     In January 2001, Vialta entered into an Asset Purchase Agreement to acquire certain assets from I-Computer Limited, a British Virgin Islands Corporation. I-Computer Limited is in the business of developing video DVD and related entertainment and consumer products and extending such technology to educational and game applications. Vialta paid $1.0 million on January 17, 2001 in conjunction with this asset purchase.

     On March 9, 2001, Vialta entered into an agreement with TAO Music, Inc. ("TAO") to purchase 19% of the outstanding shares of TAO in consideration for the payment of $1 million in cash. Vialta also obtained a warrant to purchase an additional 6% interest of the then outstanding equity on a fully diluted basis for a fixed price of $500,000 within the next 18 months. TAO is an early stage company with revenues and net losses of approximately $7.6 million and $300,000 for the period from April 2000 (date of inception) to March 31, 2001, respectively. Vialta will account for this investment using the equity method of accounting.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     On April 21, 2001, the board of directors of ESS approved the spin-off of ESS's interest in Vialta to ESS shareholders. The transaction is expected to be completed within 12 months from the board's decision date. As a result of the spin-off transaction, Vialta will operate independently of ESS and will need to establish its own processes to support its operations.


     On May 25, 2001, Vialta was reincorporated in the State of Delaware (see
Note 2).


     On July 24, 2001, the recapitalization described in Note 3 in the paragraph "Pro Forma Stockholders' Equity and Pro Forma Net Loss Per Share" has occurred. Such recapitalization will be recorded in the financial statements in the period including July 24, 2001.